Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated to be effective as of February 26, 2008, by and among MAINSOURCE FINANCIAL GROUP, INC. ("MainSource"), 1st INDEPENDENCE FINANCIAL GROUP, INC. ("1st Independence") and 1st INDEPENDENCE BANK, INC. ("1st Bank").

                              W I T N E S S E T H:

         WHEREAS, MainSource is an Indiana corporation registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Greensburg, Decatur County, Indiana; and

         WHEREAS, 1st Independence is a Delaware corporation registered as a bank holding company under the BHC Act, with its principal office located in Louisville, Jefferson County, Kentucky; and

         WHEREAS, 1st Bank is a Kentucky chartered commercial bank with its principal office located in Louisville, Jefferson County, Kentucky, and is a wholly-owned subsidiary of 1st Independence; and

         WHEREAS, MainSource and 1st Independence seek to affiliate through a corporate reorganization whereby 1st Independence will merge with and into MainSource, as a result of which merger 1st Bank will become a wholly-owned subsidiary of MainSource; and

         WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations or banks and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

         WHEREAS, the members of the Board of Directors of 1st Independence have each agreed to execute and deliver to MainSource a voting agreement substantially in the form attached hereto as Exhibit A.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of 1st Independence with and into MainSource, and the mode of carrying such merger into effect as follows:

                                    ARTICLE I

                                   THE MERGER

      1.01.       The Merger.

         (a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article X hereof), 1st Independence shall merge with and into and under the Articles of Incorporation of MainSource (the "Merger"). MainSource shall survive the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended ("IBCL").

         (b) Name, Officers and Directors. The name of the Surviving
Corporation shall be "MainSource Financial Group, Inc." Its principal office shall be located at 2105 North State Road 3 Bypass, Greensburg, Decatur County, Indiana. The officers of MainSource serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of MainSource at the Effective Time until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

         (c) Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of MainSource in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

         (d) Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by 1st Independence shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of 1st Independence shall be assumed by Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

         (e) Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to Articles of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(i), and a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger.

         1.02. Reservation of Right to Revise Structure. At MainSource's election, the Merger may alternatively be structured so that (a) 1st Independence is merged with and into any other direct or indirect wholly-owned subsidiary of MainSource or (b)any direct or indirect wholly-owned subsidiary of MainSource is merged with and into 1st Independence; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment of the holders of common stock, $0.10 par value, of 1st Independence ("1st Independence Common Stock") or options for 1st Independence Common Stock ("1st Independence Stock Options"),
(y) prevent the parties from obtaining the opinion of Krieg DeVault LLP referred to in Sections 7.01 and 7.02 or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

         1.03. Tax Free Reorganization. MainSource, 1st Independence and 1st Bank intend for the Merger to qualify as a reorganization within the meaning of
Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

                                   ARTICLE II

                      MANNER AND BASIS OF EXCHANGE OF STOCK

         2.01. Consideration.

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time, each share of 1st Independence Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of 1st Independence, (ii) shares held directly or indirectly by MainSource, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any, and (iii) Dissenting Shares (as defined below)) shall become and be converted into the right to receive in accordance with this Article:

            (i) $5.475 (the "Cash Consideration"); and

            (ii) 0.881036 shares of common stock (the "Exchange Ratio"), without par value, of MainSource ("MainSource Common Stock") (the "Stock Consideration").

         The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

         (b) Subject to any consents required by law and the provisions of
Section 5.15 hereof, at the Effective Time: (i) each outstanding 1st Independence Stock Option without any action on the part of any holder thereof, shall be converted into the right to receive from MainSource, at the Effective Time, an amount in cash equal to the product of (A) the sum of (i) (x) the Cash Consideration plus (y) the product of the Average Share Price of MainSource Common Stock (as defined below) multiplied by the Exchange Ratio, less (ii) the per share exercise price for each share of 1st Independence Common Stock subject to such 1st Independence Stock Option, multiplied by (B) the number of shares of 1st Independence Common Stock subject to such 1st Independence Stock Option; provided, however, that the payer shall withhold from such cash payment those taxes required to be withheld by applicable law, if any, and (ii) each 1st Independence Stock Option to which this paragraph applies (regardless of whether such calculation results in a positive or negative number) will be cancelled and shall cease to exist by virtue of such payment. No cash payment will be made to any holder of a 1st Independence Stock Option if the calculation pursuant to this Section 2.01(b) results in a negative number. The Average Share Price of MainSource Common Stock shall be equal to the average per share closing prices of a share of MainSource Common Stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth (5th) calendar day preceding the Effective Time.

         (c) Each share of 1st Independence Common Stock that, immediately prior to the Effective Time, is held as treasury stock of 1st Independence or held directly or indirectly by MainSource (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

         2.02. Adjustment to Purchase Price Based Upon 1st Independence's Consolidated Shareholders' Equity.

         (a) If as of the last day of the month preceding the month in which the Effective Time occurs (the "Computation Date") the 1st Independence Consolidated Tangible Shareholders' Equity, as determined in accordance with Section 2.02(b), is less than $26,700,000, the Cash Consideration shall be reduced on a dollar-for-dollar basis by an amount equal to the difference between $26,700,000 and the actual 1st Independence Consolidated Tangible Shareholders' Equity as of the Computation Date determined in accordance with Section 2.02(b), divided by the total number of shares of 1st Independence Common Stock outstanding on the Closing Date. Similarly, if as of the Computation Date the 1st Independence Consolidated Tangible Shareholders' Equity, as calculated in accordance with
Section 2.02(b) less (i) any extraordinary or non-recurring items of income,
(ii) gains whether realized or unrealized related to 1st Independent's investment portfolio and (iii) the difference, if any, between the total quarterly loan loss reserve provision expense set forth in the budget presented to MainSource and the actual total quarterly loan loss reserve provision expense taken by 1st Independence between the date of this Agreement and the Closing Date, in each case pro rated as necessary, is greater than $27,200,000, the Cash Consideration shall be increased on a dollar-for-dollar basis by an amount equal to the difference between the actual 1st Independence Consolidated Tangible Shareholders' Equity as of the Computation Date determined in accordance with
Section 2.02(b) and $27,200,000, divided by the total number of shares of 1st Independence Common Stock outstanding on the Closing Date.

         (b) The 1st Independence Consolidated Tangible Shareholders' Equity (i.e., consolidated shareholders' equity less the amount of goodwill and core deposit intangibles but excluding the impact of any changes in any unrealized gains or losses on available for sale securities) shall be determined based upon the balance sheet of 1st Independence as of the Computation Date, prepared in accordance with generally accepted accounting principles consistently applied, after adjustment for the following amounts (which amounts shall also be calculated in accordance with generally accepted accounting principles consistently applied and tax effecting those adjustments, using a 35% tax rate, where appropriate):

         (i) the accrual or payment of any payments or other financial effect of any of the payments, actions or transactions contemplated by Sections
5.18 and 5.19; and

         (ii) the accrual or payments of an amount to terminate 1st Bank's data processing contracts with Computer Services, Inc. and Digital Insights.

         Notwithstanding the foregoing, 1st Independence Consolidated Tangible Shareholders' Equity as of the Computation Date will not be increased due to increases in 1st Independence's capital stock and surplus as a result of the exercise of options under the 2004 Option Plan between the date of this Agreement and the Effective Time.

         2.03. Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of MainSource Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MainSource shall pay to each holder of 1st Independence Common Stock who otherwise would be entitled to a fractional share of MainSource Common Stock an amount in cash (without interest) determined by multiplying such fraction by the Average Share Price of MainSource Common Stock.

         2.04.    Exchange Procedures.

         (a) Distributions by MainSource of the Merger Consideration shall be made in accordance with Section 2.01. At and after the Effective Time, each certificate representing shares of 1st Independence Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

         (b) At or prior to the Effective Time, MainSource shall (i) reserve a sufficient number of shares of MainSource Common Stock to be issued as part of the Merger Consideration, (ii) deposit with MainSource Bank an estimated amount of cash to be issued as part of the Merger Consideration and (iii) mail to each holder of 1st Independence Common Stock a letter of transmittal providing instructions as to the transmittal to MainSource of certificates representing shares of 1st Independence Common Stock and the issuance of cash and shares of MainSource Common Stock in exchange therefore pursuant to the terms of this Agreement.

         (c) MainSource shall cause a certificate representing that number of whole shares of MainSource Common Stock that each holder of 1st Independence Common Stock has the right to receive pursuant to Section 2.01, and a check in the amount of any cash that such holder has the right to receive pursuant to
Section 2.01, including any cash in lieu of fractional shares, or dividends or distributions which such person shall be entitled to receive, to be delivered to such shareholder upon delivery (if not previously delivered) to MainSource of certificates representing such shares of 1st Independence Common Stock ("Old Certificates") (or bond or other indemnity satisfactory to MainSource if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance reasonably satisfactory to MainSource. No interest will be paid on any Merger Consideration that any such person shall be entitled to receive pursuant to this Article II upon such delivery.

         (d) No dividends or other distributions on MainSource Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of 1st Independence Common Stock converted in the Merger into the right to receive shares of such MainSource Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MainSource Common Stock such holder had the right to receive upon surrender of the Old Certificate.

         (e) The stock transfer books of 1st Independence shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of 1st Independence of any shares of 1st Independence Common Stock. If, after the Effective Time, Old Certificates are presented to MainSource, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.

         (f) MainSource shall be entitled to rely upon 1st Independence's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, MainSource shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (g) If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by MainSource, the posting by such person of a bond or other indemnity satisfactory to MainSource as MainSource may reasonably direct as indemnity against any claim that may be made against it with respect to such Old Certificate, MainSource will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

         (h) Notwithstanding the foregoing, neither the Exchange Agent (as defined in Section 2.06 below) nor any party hereto shall be liable to any former holder of 1st Independence Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (i) In the event that the Merger is not completed for any reason, MainSource shall cause the Exchange Agent to promptly return any Old Certificates and/or any indemnity instruments received from 1st Independence shareholders to such shareholders.

         2.05. Anti-Dilution Adjustments. Should MainSource change (or establish a record date for changing) the number of shares of MainSource Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource Common Stock, and the record date therefor shall be prior to the Effective Time, the Stock Consideration shall be adjusted so the shareholders shall receive, in the aggregate, such number of shares of MainSource Common Stock representing the same percentage of outstanding shares of MainSource Common Stock at the Effective Time as would have been represented by the number of shares of MainSource Common Stock the shareholders of 1st Independence would have received if any of the foregoing actions had not occurred.

         2.06. Exchange Agent. 1st Independence and MainSource agree that MainSource Bank or its designee shall be appointed to act as agent (the "Exchange Agent") for purposes of distributing the Merger Consideration pursuant to the terms and conditions of this Agreement.

         2.07. Dissenting Shares. Shares of 1st Independence Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (the "Dissenting Shares") in accordance with the General Corporation Law of the State of Delaware (the "GCL"), will not be converted into the right to receive the Merger Consideration, and holders of such shares of 1st Independence Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of 1st Independence Common Stock in accordance with the provisions of the GCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of 1st Independence Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. 1st Independence will give MainSource prompt notice of any demands received by 1st Independence for appraisal of shares of 1st Independence Common Stock. Prior to the Effective Time, 1st Independence will not, except with the prior written consent of MainSource, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                          1st INDEPENDENCE AND 1st BANK

         On or prior to the date hereof, 1st Independence has delivered to MainSource a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this
Article III or to one or more of its covenants contained in Article V.

         For the purpose of this Agreement, and in relation to 1st Independence, a "Material Adverse Effect" means any effect that (i) is material and adverse to the financial position, results of operations or business of 1st Independence and its subsidiaries taken as a whole, or (ii) would materially impair the ability of 1st Independence to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken with the prior written consent of MainSource, (e) changes in the general level of interest rates (including the impact on 1st Independence's or 1st Bank's securities portfolios) or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation those provided in Sections
5.18 and 5.19 of this Agreement and any benefit or retirement plan disclosed on the 1st Independence Disclosure Schedule, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of 1st Independence and its subsidiaries, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the 1st Independence Common Stock, by itself, be considered to constitute a Material Adverse Effect on 1st Independence and its subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

         For the purpose of this Agreement, and in relation to 1st Independence and 1st Bank, "knowledge" means the actual knowledge of N. William White, R. Michael Wilbourn, Kathy L. Beach, James P. Wheatley, John Barron and Terry L. Batson.

         Accordingly, 1st Independence and 1st Bank hereby represent and warrant to MainSource as follows, except as set forth in its Disclosure Schedule:

         3.01. Organization and Authority. (a) 1st Independence is a corporation duly organized and validly existing under the laws of the state of Delaware and is a registered bank holding company under the BHC Act. 1st Independence has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. 1st Bank is 1st Independence's only direct or indirect subsidiary and except as set forth on the Disclosure Schedule, 1st Independence owns no voting stock or equity securities of any corporation, partnership, association or other entity.

         (b) 1st Bank is a commercial bank chartered and existing under the law of the state of Kentucky. 1st Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the Disclosure Schedule, 1st Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

         3.02. Authorization. (a) 1st Independence has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. As of the date hereof, 1st Independence is not aware of any reason why the approvals set forth in Section 7.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.02(e). This Agreement and its execution and delivery by 1st Independence have been duly authorized and approved by the Board of Directors of 1st Independence and, assuming due execution and delivery by MainSource, constitutes a valid and binding obligation of 1st Independence, subject to the fulfillment of the conditions precedent set forth in Section 7.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of 1st Independence or the Articles of Incorporation or Bylaws of 1st Bank; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which 1st Independence or 1st Bank is a party or by which 1st Independence or 1st Bank is subject or bound;
(iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than MainSource) or any other adverse interest, upon any right, property or asset of 1st Independence or 1st Bank which would be material to 1st Independence; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which 1st Independence or 1st Bank is bound or with respect to which 1st Independence or 1st Bank is to perform any duties or obligations or receive any rights or benefits, except, in the case of clauses (ii) through (v) which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         (c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by 1st Independence.

         3.03. Capitalization. (a) The authorized capital stock of 1st Independence as of the date hereof consists, and at the Effective Time will consist, of 5,000,000 shares of 1st Independence Common Stock, 1,995,774 shares of which shares are issued and outstanding as of the date hereof. Additionally, options to purchase 64,300 shares of 1st Independence Common Stock are outstanding under the 2004 Omnibus Stock Option Plan of 1st Independence ("2004 Option Plan") and no options to purchase shares of 1st Independence Common Stock are outstanding under the 1996 Stock Option Plan of 1st Independence ("1996 Option Plan"). 500,000 shares of preferred stock, $0.10 par value, are authorized, none of which preferred shares are issued and outstanding. Such issued and outstanding shares of 1st Independence Common Stock have been duly and validly authorized by all necessary corporate action of 1st Independence, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former 1st Independence shareholder. Except as set forth in the Disclosure Schedule, 1st Independence has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of 1st Independence Common Stock. Each share of 1st Independence Common Stock is entitled to one vote per share. A description of the 1st Independence Common Stock is contained in the Articles of Incorporation of 1st Independence, as set forth in the Disclosure Schedule pursuant to Section 3.04 hereof.

         (b) The authorized capital stock of 1st Bank as of the date hereof consists, and at the Effective Time will consist, of 1,000 shares of common stock, no par value per share, 1,000 of which shares are validly issued and outstanding (such issued and outstanding shares are referred to herein as "1st Bank Common Stock"). Such validly issued and outstanding shares of 1st Bank Common Stock have been duly and validly authorized by all necessary corporate action of 1st Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former 1st Bank stockholder. All of the issued and outstanding shares of 1st Bank Common Stock are owned by 1st Independence free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. 1st Bank has no capital stock authorized, issued or outstanding other than as described in this
Section 3.03(b)and has no intention or obligation to authorize or issue any other capital stock or any additional shares of 1st Bank Common Stock.

         (c) Except as set forth in the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of 1st Independence Common Stock or 1st Bank Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of 1st Independence or 1st Bank, by which 1st Independence is or may become bound. 1st Independence does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of 1st Independence Common Stock. To the knowledge of 1st Independence and 1st Bank, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of either of them.

         (d) Except as set forth in the Disclosure Schedule, 1st Independence has no knowledge of any person or entity which beneficially owns (as defined in Rule 13d-3 under the 1934 Act) 5% or more of its outstanding shares of common stock.

         3.04. Organizational Documents. The Articles of Incorporation and By-Laws of 1st Independence and the Articles of Incorporation and By-Laws of 1st Bank, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to MainSource and are included in the Disclosure Schedule.

         3.05. Compliance with Law. (a) Neither 1st Independence nor 1st Bank is currently in violation of, and since January 1, 2002, neither has been in violation of, of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and neither is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such violation would not have a Material Adverse Effect. 1st Independence and 1st Bank possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and to the knowledge of 1st Independence, such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to MainSource at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

         (b) Set forth on the Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of 1st Independence or 1st Bank which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, 1st Independence or 1st Bank, and all documents relating thereto have been made available to MainSource, including, without limitation, all correspondence, written communications and written commitments related thereto. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of 1st Independence or 1st Bank as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to 1st Independence or 1st Bank.

         (c) Since the enactment of the Sarbanes-Oxley Act, 1st Independence has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of 1st Independence who have outstanding loans from 1st Independence or 1st Bank, or any other subsidiary of either, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

         (d) All of the existing offices and branches of 1st Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. 1st Bank has no approved but unopened offices or branches.

         3.06. Accuracy of Statements Made and Materials Provided to
MainSource. No representation, warranty or other statement made, or any information provided, by 1st Independence or 1st Bank in this Agreement or the Disclosure Schedule (and any update thereto) and no written information which has been or shall be supplied by 1st Independence or 1st Bank with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to 1st Independence's shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by 1st Independence or 1st Bank with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MainSource specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

         3.07. Litigation and Pending Proceedings. Except as set forth in the Disclosure Schedule:

         (a) Except for lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against 1st Independence or 1st Bank or, to the knowledge of 1st Independence or 1st Bank, threatened in any court or before any government agency or authority, arbitration panel or otherwise against 1st Independence or 1st Bank. 1st Independence does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against 1st Independence or 1st Bank.

         (b) Neither 1st Independence nor 1st Bank is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of 1st Independence or 1st Bank, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of 1st Independence or 1st Bank, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

         3.08. Financial Statements and Reports. (a) 1st Independence has delivered to MainSource copies of the following financial statements and reports of 1st Independence and 1st Bank, including the notes thereto (collectively, the "1st Independence Financial Statements"):

         (i) Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of 1st Independence as of and for the fiscal years ended December 31, 2006 and 2005 and as of and for the nine months ended September 30, 2007;

         (ii)Consolidated Statements of Cash Flows of 1st Independence for the fiscal years ended December 31, 2006 and 2005 and for the nine months ended September, 2007;

         (iii)Call Reports ("Call Reports") for 1st Bank as of the close of business on December 31, 2006 and 2005 and for the twelve months ended December 31, 2007;

         (b) The 1st Independence Financial Statements present fairly the consolidated financial position of 1st Independence as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of 1st Independence and its subsidiaries. The 1st Independence Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

         (c) Since September 30, 2007 on a consolidated basis 1st Independence and its subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

         3.09. Properties, Contracts, Employees and Other Agreements. (a) Set forth in the Disclosure Schedule are true, accurate and complete copies of the following:

         (i) A brief description and the location of all real property owned by 1st Independence or 1st Bank (other than Other Real Estate Owned ("OREO")), together with a legal description of such real property and, within sixty (60) days of the date of this Agreement, 1st Independence will make available to MainSource a title insurance policy insuring the same, a survey drawing of any parcel of real property owned by 1st Independence or 1st Bank and an appraisal of such property, the fees for which shall be paid by MainSource prior to the Closing Date;

         (ii) All conditional sales contracts or other title retention agreements relating to 1st Independence or 1st Bank and agreements for the purchase of federal funds;

         (iii)All agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of 1st Independence or 1st Bank which individually or in the aggregate:

         (A) involve payment or receipt by 1st Independence or 1st Bank (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits and other customer loan and deposit transactions) of more than $50,000;

         (B) involve payments based on profits of 1st Independence or 1st Bank;

         (C) relate to the purchase of goods, products, supplies or services in excess of $25,000;

         (D) were not made in the ordinary course of business and involve payment or receipt by 1st Independence or 1st Bank of more than $25,000;

         (E) may not be terminated without penalty at-will or upon notice of ninety (90) days or less; or

         (F) involve the employment of, or payment to, any present or former directors, officers, employees or consultants relating to their services as such with 1st Independence; and

         (iv)The name and current annual salary of each director, officer and employee of 1st Independence or 1st Bank whose current annual salary is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by 1st Independence or 1st Bank to or for the benefit of each such person for the fiscal year ended December 31, 2007, and any employment, severance or deferred compensation agreement or arrangement with respect to each such person.

         (b) 1st Independence has, prior to the date of this Agreement, provided or given access to MainSource to the files and documentation in its possession relating to all borrowers of 1st Bank, or persons or entities that are or may become obligated to 1st Bank under an existing letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of 1st Bank, in excess of $25,000 individually or in the aggregate with respect to such borrower, whether in principal, interest or otherwise, and including all guarantors of such indebtedness.

         (c) Each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 3.09 is valid and enforceable against 1st Independence or 1st Bank, as the case may be, in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditor's rights. 1st Independence and 1st Bank is, and to its knowledge, all other parties thereto are, in material compliance with the provisions thereof, and neither 1st Independence nor 1st Bank is, and to its knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein. Except as set forth in the Disclosure Schedule, none of the foregoing requires the consent of any party to its assignment in connection with the Merger contemplated by this Agreement.

         (d) Neither 1st Independence nor 1st Bank is in default under or in breach of or, to the knowledge of 1st Independence or 1st Bank, alleged to be in default under or in breach of, any material loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

         (e) The Disclosure Schedule sets forth a good faith estimate by 1st Bank of the expected costs to terminate 1st Bank's data processing contracts with Computer Services, Inc. and Digital Insights assuming such contracts are terminated as of October 31, 2008.

         3.10. Absence of Undisclosed Liabilities. Except as provided in the 1st Independence Financial Statements or in the Disclosure Schedule, except for unfunded loan commitments and obligations on letters of credit to customers of 1st Bank made in the ordinary course of business, except for trade payables incurred in the ordinary course of 1st Bank's business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, neither 1st Independence nor 1st Bank has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $50,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. Neither 1st Independence nor 1st Bank is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with generally accepted accounting principles.

         3.11. Title to Assets. Except as described in this Section 3.11 or the Disclosure Schedule:

         (a) 1st Independence or 1st Bank, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the 1st Independence Financial Statements as of September 30, 2007; good and marketable title to all personal property reflected in the 1st Independence Financial Statements as of September 30, 2007, other than personal property disposed of in the ordinary course of business since September 30, 2007; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which 1st Independence or 1st Bank purports to own or which 1st Independence or 1st Bank uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since September 30, 2007. All of such properties and assets are owned by 1st Independence or 1st Bank free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in reasonable detail in the 1st Independence Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings;
(iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to 1st Independence on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to 1st Independence's knowledge, leased by 1st Independence or 1st Bank is in compliance in all material respects with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by 1st Independence or 1st Bank that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

         (b) With respect to all real property presently or formerly owned, leased or used by 1st Independence or 1st Bank, 1st Independence and 1st Bank and to 1st Independence's knowledge each of the prior owners, have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the knowledge of 1st Independence or 1st Bank, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against 1st Independence or 1st Bank with respect to the Environmental Laws, and to 1st Independence's knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of 1st Independence or 1st Bank as currently conducted or the consummation of the Merger contemplated hereby. To 1st Independence's knowledge, neither 1st Independence nor 1st Bank is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To 1st Independence's knowledge, neither 1st Independence nor 1st Bank has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

         3.12.    Loans and Investments.

         (a) Except as set forth in the Disclosure Schedule, there is no loan by 1st Bank in excess of $25,000 that has been classified by regulatory examiners or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or in excess of $25,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of 1st Bank and a list of all loans in excess of $25,000 which 1st Bank has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

         (b) All loans reflected in the 1st Independence Financial Statements as of September 30, 2007, and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2007: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and
(iv) are secured, to the extent that 1st Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming 1st Bank as the secured party or mortgagee (unless by written agreement to the contrary).

         (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the 1st Independence Financial Statements are, in the judgment of management of 1st Independence and 1st Bank, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

         (d) Except as set forth in the Disclosure Schedule, none of the investments reflected in the 1st Independence Financial Statements as of and for the period ended September 30, 2007, and none of the investments made by 1st Bank since September 30, 2007 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of 1st Bank to dispose freely of such investment at any time. 1st Bank is not a party to any repurchase agreements with respect to securities.

         (e) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which 1st Bank has any participation interest in excess of $125,000 or which have been made with or through another financial institution on a recourse basis against 1st Bank.

         (f) Except as set forth in the Disclosure Schedule, and except for customer deposits and ordinary trade payables, 1st Bank has not, nor will it have at the Effective Time, any indebtedness for borrowed money.

         3.13. Shareholder Rights Plan and Anti-takeover Mechanisms. 1st Independence has taken all actions required to exempt MainSource, the Agreement and the Merger from any provisions of an anti-takeover nature contained in its organizational documents, any shareholder rights plan or similar plan, and the provisions of any "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations to which 1st Independence is subject.

         3.14.    Employee Benefit Plans.

         (a) With respect to the employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by 1st Independence or 1st Bank, whether written or oral, in which 1st Independence or 1st Bank participates as a participating employer, or to which 1st Independence or 1st Bank contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of 1st Independence or 1st Bank, and including any such plans, to 1st Independence's knowledge, which have been terminated, merged into another plan, frozen or discontinued since January 1, 2001 (collectively, "1st Independence Plans"), except as set forth in the Disclosure Schedule:

         (i) all such 1st Independence Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department of Labor ("Department") Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder;

         (ii) all 1st Independence Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder;

         (iii) except for the 1st Independence Employee Stock Ownership and 401(k) Plan (the "1st Independence KSOP"), no 1st Independence Plan (or its related trust) holds any stock or other securities of 1st Independence;

         (iv) neither 1st Independence nor 1st Bank nor, to the knowledge of 1st Independence, any other fiduciary of any 1st Independence Plan has engaged in any transaction that may subject 1st Independence or 1st Bank, or any 1st Independence Plan, to a civil penalty imposed by Section 502 or any other provision of ERISA or excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code with respect to any 1st Independence Plan;

         (v) all obligations required to be performed by 1st Independence or 1st Bank under any provision of any 1st Independence Plan have been performed by it in all material respects and it is not in default under or in violation of any provision of any 1st Independence Plan;

         (vi) to the knowledge of 1st Independence, no event has occurred which would constitute grounds for an enforcement action by any party under
Part 5 of Title I of ERISA with respect to any 1st Independence Plan;

         (vii) there are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any 1st Independence Plan;

         (viii) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the knowledge of 1st Independence or 1st Bank, threatened, against 1st Independence or 1st Bank in connection with any 1st Independence Plan or the assets of any 1st Independence Plan;

         (ix) any 1st Independence Plan may be terminated at any time and this right has always been maintained by 1st Independence or 1st Bank.

         (b) 1st Independence has provided or made available to MainSource true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:

         (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all amendments thereto and all summary plan descriptions thereof (including any modifications thereto);

         (ii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining, agreements, arrangements or understandings;

         (iii) all executive and other incentive compensation plans, programs and agreements;

         (iv) all group insurance and health insurance contracts, policies or plans;

         (v) all other incentive, welfare or employee benefits plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by 1st Independence for its current or former directors, officers or employees;

         (vi) all reports filed with the Internal Revenue Service
("Service") or the Department within the preceding three years by 1st Independence or 1st Bank with respect to any 1st Independence Plan;

         (vii) descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

         (viii) valuations or allocation reports for any defined contribution plan, including the 1st Independence KSOP, as of the most recent date.

         (c) Except as set forth on the Disclosure Schedule, no current or former director, officer or employee of 1st Independence or 1st Bank (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with 1st Independence or 1st Bank, except to the extent that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by 1st Independence or 1st Bank.

         (d) The Financial Institutions Retirement Fund ("Benefit Plan") is the only defined benefit pension plan maintained by 1st Independence or 1st Bank or their predecessor which is subject to Title IV of ERISA. Other than the Benefit Plan, no 1st Independence Plan is, and neither 1st Independence nor 1st Bank has any liability with respect to any plan that is, (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

         (e) With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by 1st Independence or 1st Bank, no director, officer, employee or agent of 1st Independence or 1st Bank has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on 1st Independence or 1st Bank under Code Section 4980B(a). With respect to all such plans, all applicable provisions of Section 4980B of the Code and Sections 601-606 of ERISA have been complied with in all material respects by 1st Independence or 1st Bank.

         (f) Except as otherwise provided in the Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon 1st Independence or 1st Bank and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

         (g) Except as otherwise provided in the Disclosure Schedule, no Voluntary Employees' Beneficiary Association ("VEBA") as defined in Code
Section 501(c)(9) is sponsored or maintained by 1st Independence or 1st Bank.

         (h) Except as otherwise provided in the Disclosure Schedule or as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated as a result of the transactions contemplated by the terms of this Agreement.

         (i) Except as may be disclosed in the Disclosure Schedule, 1st Independence and 1st Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

         (k) All liabilities of the Benefit Plan have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and at the end of any plan year, the Benefit Plan does not and has not previously had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on the Benefit Plan. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. 1st Independence and 1st Bank have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the 1st Independence Plans, whether or not waived, nor does 1st Independence have any liability or potential liability as a result of the under funding of, or termination of any plan by 1st Independence or by any person which may be aggregated with 1st Independence for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to the Benefit Plan as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.

         (l) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time), 1st Independence, 1st Bank, and their respective successors will not be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code). Among the nonexclusive list of payments to be considered are those payments referred to under Sections 2.01(b), 5.14, 5.15, 5.16, 5.18, 5.19, 6.03(b), and 6.05 of the Agreement, as
well as any other payments made under the 1st Independence Plans because of the transactions contemplated herein.

         3.15. Obligations to Employees. All accrued obligations and liabilities of and all payments by 1st Independence or 1st Bank and all 1st Independence Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by 1st Independence or 1st Bank in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements;
(d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including, without limitation, vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by 1st Independence or 1st Bank for its current or former directors, officers, employees and agents, including, without limitation, all liabilities and obligations to the 1st Independence Plans (as defined in Section 3.14(a) hereof). All obligations and liabilities of 1st Independence or 1st Bank, whether arising by operation of law, by contract or by past custom or practice, for all other forms of compensation which are or may be payable to its current or former directors, officers, employees or agents or to any 1st Independence Plan have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefore have been and are being made by 1st Independence or 1st Bank in accordance with generally accepted accounting and actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the 1st Independence Financial Statements and the books, statements and records of 1st Independence.

         3.16. Taxes, Returns and Reports. Except as set forth in the Disclosure Schedule, each of 1st Independence and 1st Bank has since January 1, 2003 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with generally accepted accounting principles for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). 1st Independence has established, and shall establish in the Subsequent 1st Independence Financial Statements (as hereinafter defined), in accordance with generally accepted accounting principles, a reserve for taxes in the 1st Independence Financial Statements adequate to cover all of 1st Independence's and 1st Bank's tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither 1st Independence nor 1st Bank has, nor will either have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent 1st Independence Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of 1st Independence or 1st Bank. To the knowledge of 1st Independence, neither 1st Independence nor 1st Bank is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of 1st Independence or 1st Bank have been audited by any taxing authority during the past five
(5) years.

         3.17. Deposit Insurance. The deposits of 1st Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and 1st Independence or 1st Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

         3.18. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by 1st Independence or 1st Bank on the date hereof or with respect to which 1st Independence or 1st Bank pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to MainSource prior to the date hereof.

         3.19. Books and Records. The books and records of 1st Independence are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of 1st Independence on a consolidated basis set forth in the 1st Independence Financial Statements.

         3.20. Broker's, Finder's or Other Fees. Except for reasonable fees and expenses of 1st Independence' attorneys, accountants and investment bankers, all of which shall be paid by 1st Independence at or prior to the Effective Time, except as set forth in the Disclosure Schedule, no agent, broker or other person acting on behalf of 1st Independence or 1st Bank or under any authority of 1st Independence or 1st Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

         3.21. Disclosure Schedule and Documents. All written data, documents, materials and information referred to in this Agreement and delivered by 1st Independence or 1st Bank pursuant to the Disclosure Schedule which were prepared by 1st Independence or 1st Bank, and with respect to any such data, documents, materials and information that have been prepared by third parties, to the knowledge of 1st Independence and 1st Bank such written data, documents, materials and information, are true, accurate and complete in all material respects as of the date hereof and with respect to such items prepared by 1st Independence or 1st Bank and delivered subsequent to the date hereof with any updates to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

         3.22. Interim Events. Except as otherwise permitted hereunder, since September 30, 2007, or as set forth in the Disclosure Schedule, neither 1st Independence nor 1st Bank has:

         (a) Suffered any changes having a Material Adverse Effect;

         (b) Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $10,000 individually or in the aggregate;

         (c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(a)(iii) hereof;

         (d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

         (e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of 1st Independence or 1st Bank except pursuant to the express terms thereof or otherwise in the ordinary course of business;

         (f) Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

         (g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

         (h) Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

         (i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

         (j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by 1st Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

         (k) Except as set forth in the Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

         (l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

         (m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

         (n) Conducted its business in any manner other than substantially as it was being conducted through September 30, 2007.

         3.23. 1st Independence Securities and Exchange Commission Filings.
1st Independence has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including 1st Independence's Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

         3.24. Insider Transactions. Except as set forth on the Disclosure Schedule, since December 31, 2004, no officer or director of 1st Independence or 1st Bank or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such officer or director (collectively, "1st Independence Insiders"), has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by 1st Independence and 1st Bank or in any liability, obligation or indebtedness of 1st Independence or 1st Bank.

         3.25.    Indemnification Agreements.

         (a) Other than as set forth in the Disclosure Schedule, neither 1st Independence nor 1st Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of 1st Independence or the Articles of Incorporation or Bylaws of 1st Bank.

         (b) Since January 1, 2002, no claims have been made against or filed with 1st Independence or 1st Bank nor have, to the knowledge of 1st Independence, any claims been threatened against 1st Independence or 1st Bank, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of 1st Independence or 1st Bank.

         3.26. Shareholder Approval. The affirmative vote of the holders of a majority of the 1st Independence Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Merger.

         3.27. Opinion of Financial Advisor. The Board of Directors of 1st Independence, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Sandler O'Neil + Partners, L.P. that the terms of the Merger are fair to the shareholders of 1st Independence from a financial point of view.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

         On or prior to the date hereof, MainSource has delivered to 1st Independence a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this
Article IV or to one or more of its covenants contained in Article VI.

         For the purpose of this Agreement, and in relation to MainSource and its subsidiaries, a "Material Adverse Effect on MainSource" means any effect that (i) is material and adverse to the financial position, results of operations or business of MainSource and its subsidiaries taken as a whole, or
(ii) would materially impair the ability of MainSource to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on MainSource shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) changes in general level of interest rate (including the impact on the securities portfolios of MainSource or its subsidiaries) or conditions or circumstances that affect the banking industry generally, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of MainSource and its subsidiaries, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (g) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the MainSource Common Stock, by itself, be considered to constitute a Material Adverse Effect on MainSource and its subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

         For the purpose of this Agreement, and in relation to MainSource, "knowledge" means the actual knowledge of Robert Hoptry, James Anderson, Jeffrey Smith, Jack Parker, Daryl Tressler, Brent Hoptry and David Dippold.

         Accordingly, MainSource represents and warrants to 1st Independence as follows, except as set forth in its Disclosure Schedule:

         4.01. Organization and Authority. Each of MainSource and its subsidiaries is an entity duly organized and validly existing under the laws of its applicable state or country. MainSource and its subsidiaries have full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Each of MainSource and its subsidiaries is duly qualified to do business in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it make such qualification necessary except where the failure to so qualify would not have a Material Adverse Effect on MainSource.

         4.02.    Authorization.

         (a) MainSource has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 7.01(e) and
(f) hereof. As of the date hereof, MainSource is not aware of any reason why the approvals set forth in Section 7.01(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.02(e). This Agreement and its execution and delivery by MainSource has been duly authorized by the Board of Directors of MainSource. Assuming due execution and delivery by 1st Independence and 1st Bank, this Agreement constitutes a valid and binding obligation of MainSource, subject to the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of MainSource or any of its subsidiaries;
(ii) conflicts with or violates in any material respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; or
(iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which MainSource is subject or bound and which is material to MainSource on a consolidated basis.

         (c) Other than in connection or in compliance with applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation by MainSource of the Merger contemplated by this Agreement.

         4.03. Capitalization. (a) The authorized capital stock of MainSource as of the date hereof consists, and at the Effective Time will consist, of 25,000,000 shares of MainSource Common Stock, 18,570,139 of which shares are outstanding as of the date hereof, plus options to purchase a total of 275,837 shares of MainSource Common Stock as of December 31, 2007, and 400,000 shares of preferred stock, none of which are outstanding. Such issued and outstanding shares of MainSource Common Stock have been duly and validly authorized by all necessary corporate action of MainSource, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former MainSource shareholder. MainSource has no capital stock authorized, issued or outstanding other than as described in this
Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of MainSource Common Stock other than in connection with employee and director stock options under its existing stock option plans or as described in the Disclosure Schedule. Each share of MainSource Common Stock is entitled to one vote per share. MainSource wholly owns the subsidiaries listed in the Disclosure Schedule which includes their names and jurisdictions of organization.

         (b) Except as set forth on the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of MainSource Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of MainSource, by which MainSource is or may become bound. MainSource does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of MainSource Common Stock.

         (c) The shares of MainSource Common Stock issued as part of the Merger Consideration shall be when issued duly and validly authorized, validly issued, fully paid and non-assessable shares of MainSource Common Stock and will not be issued in violation of any pre-emptive rights of any present or former MainSource shareholder.

         4.04. Litigation and Pending Proceedings. Except as set forth in the Disclosure Schedule:

         (a) Except for lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against MainSource or any of its subsidiaries or, to the knowledge of MainSource, threatened in any court or before any government agency or authority, arbitration panel or otherwise against MainSource or any of its subsidiaries. MainSource does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against MainSource or any of its subsidiaries.

         (b) Neither MainSource nor any of its subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of MainSource, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of MainSource, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations

         4.05. Organizational Documents. The Articles of Incorporation and By-Laws of MainSource, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to 1st Independence and are included in the Disclosure Schedule.

         4.06. Accuracy of Statements Made and Materials Provided to 1st Independence. No representation, warranty or other statement made, or any information provided, by MainSource in this Agreement, and no written report, statement, list, certificate, materials or other information furnished or to be furnished by MainSource to 1st Independence through and including the Effective Time in connection with this Agreement or the Merger contemplated hereby, contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed to 1st Independence's shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

         4.07. Financial Statements and Reports. (a) MainSource has delivered to 1st Independence copies of the following financial statements and reports of MainSource, including the notes thereto (collectively, the "MainSource Financial Statements"):

         (i) Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of MainSource as of and for the fiscal years ended December 31, 2006 and 2005 and as of and for the nine months ended September 30, 2007; and

         (ii) Consolidated Statements of Cash Flows of MainSource for the fiscal years ended December 31, 2006 and 2005 and for the nine months ended September 30, 2007;

         (b) The MainSource Financial Statements present fairly the consolidated financial position of MainSource as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of MainSource and its subsidiaries. The MainSource Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

         (c) Since September 30, 2007 on a consolidated basis MainSource and its subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice

         4.08. MainSource Securities and Exchange Commission Filings. MainSource has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including MainSource's Annual Report on Form 10-K for the year ended
December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

         4.09. Shareholder Approval. Approval by MainSource's shareholders of the Merger or any other actions contemplated by this Agreement is not required.

         4.10. Compliance with Law. (a) Neither MainSource nor any of its subsidiaries has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such activity, omission to act or violation would not have a Material Adverse Effect on MainSource.

         (b) Set forth on the Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of MainSource or its subsidiaries which presently are binding upon or require action by, or at any time during the last three (3) years have been binding upon or have required action by, MainSource or its subsidiaries, and all documents relating thereto have been made available to 1st Independence, including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the Disclosure Schedule. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body, cited in any examination report of MainSource or its subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to MainSource or its subsidiaries.

         (c) Since the enactment of the Sarbanes-Oxley Act, MainSource has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

         (d) All of the existing offices and branches of MainSource or its subsidiaries have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on MainSource.

         4.11. Absence of Changes. Since September 30, 2007, there has not been any material change in the financial condition, the results of operations or the business of MainSource or its subsidiaries.

         4.12. Broker's, Finder's or Other Fees. Except for reasonable fees and expenses of MainSource's attorneys, accountants and investment bankers, all of which shall be paid by MainSource prior to the Effective Time, and except as set forth on the Disclosure Schedule, no agent, broker or other person acting on behalf of MainSource or its subsidiaries or under any authority of MainSource or its subsidiaries is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

         4.13. Absence of Undisclosed Liabilities. Except as provided in the MainSource Financial Statements and in the Disclosure Schedule, except for unfunded loan commitments and obligations on letters of credit to customers of MainSource and its subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of MainSource and its subsidiaries' business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, neither MainSource nor any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $250,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license.

         4.14     Loans and Investments.

         (a) All loans reflected in the MainSource Financial Statements as of September 30, 2007, and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2007: (i) have been made for good, valuable and adequate consideration in the ordinary course of business;
(ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii)are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that MainSource or a subsidiary thereof has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming MainSource or such subsidiary as the secured party or mortgagee (unless by written agreement to the contrary).

         (b) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the MainSource Financial Statements are, in the judgment of management of MainSource and its subsidiaries, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

         (c) Except as set forth in the Disclosure Schedule, none of the investments reflected in the MainSource Financial Statements as of and for the period ended September 30, 2007, and none of the investments made by MainSource or its subsidiaries since September 30, 2007 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of MainSource or its subsidiaries to dispose freely of such investment at any time.

         4.15 Taxes, Returns and Reports. Except as set forth in the Disclosure Schedule, MainSource and its subsidiaries have since January 1, 2003
(a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with generally accepted accounting principles for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). To the knowledge of MainSource, neither MainSource nor any of its subsidiaries is currently under audit by any state or federal taxing authority.

         4.16. Deposit Insurance. The deposits of the banking subsidiaries of MainSource are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and each such subsidiary has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

         4.17. Insurance. MainSource and its subsidiaries maintain adequate insurance from reputable insurers with respect to their respective assets, operations and businesses consistent with the types of insurance typically maintained by similarly-situated banking organizations. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

         4.18 Available Funds. MainSource has, and will have at the Effective Time, the ability to obtain funds in cash in amounts equal to the Cash Consideration and other payment obligations of MainSource set forth in this Agreement by means of credit facilities, available cash or otherwise.

         4.19 Employee Benefit Plans. With respect to the employee benefit plans, as defined in Section 3(3) of ERISA, sponsored or maintained by MainSource which are intended to be tax-qualified under Section 401(a) of the Code (collectively, "MainSource Plans"), all MainSource Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and the Treasury Regulations promulgated thereunder


                                    ARTICLE V

                          COVENANTS OF 1st INDEPENDENCE

         1st Independence covenants and agrees with MainSource and covenants and agrees to cause 1st Bank to act as follows (and MainSource covenants and agrees with 1st Independence as follows):

         5.01. Shareholder Approval.1st Independence will submit this
Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of 1st Independence at the earliest possible reasonable date. Subject to Section 5.06 hereof or the exercise of its fiduciary duties, the Board of Directors of 1st Independence shall recommend to 1st Independence's shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from 1st Independence's shareholders.

         5.02. Other Approvals. (a) 1st Independence and 1st Bank shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist MainSource in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

         (b) 1st Independence and 1st Bank will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule and to which 1st Independence and MainSource agree are material.

         (c) Any materials or information provided by 1st Independence or 1st Bank to MainSource for use by MainSource in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

         5.03. Conduct of Business. (a)On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, neither 1st Independence nor 1st Bank will, without the prior written consent of MainSource:

         (i) make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

         (ii)authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 3.03 hereof;

         (iii)distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) 1st Bank may pay cash dividends to 1st Independence in the ordinary course of business for payment of reasonable and necessary business and operating expenses of 1st Independence and to provide funds for 1st Independence's dividends to its shareholders in accordance with this Agreement, and (B) 1st Independence may pay to its shareholders its usual and customary cash dividend of no greater than $.08 per share for any quarterly period, provided that no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or consummated if, during such period, 1st Independence shareholders will become entitled to receive dividends on their shares of MainSource Common Stock received pursuant to this Agreement;

         (iv) redeem any of its outstanding shares of common stock;

         (v) merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

         (vi) purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

         (vii) make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

         (viii) except as provided in the Disclosure Schedule and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

         (ix) make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of 1st Independence or 1st Bank to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by 1st Independence or 1st Bank of government deposits and pledges or liens in connection with FHLB borrowings;

         (x) except as contemplated by this Agreement, promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of 1st Independence or 1st Bank, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of 1st Independence or 1st Bank;

         (xi) except as contemplated by this Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of 1st Independence or 1st Bank; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

         (xii) amend, modify or restate 1st Independence's or 1st Bank's organizational documents from those in effect on the date of this Agreement and as delivered to MainSource hereunder;

         (xii) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of 1st Independence or 1st Bank, or enter into any agreement or commitment relative to the foregoing;

         (xiv) fail to maintain a quarterly loan loss reserve provision expense at a minimum of the amounts set forth in the budget presented by 1st Independence to MainSource unless 1st Independence determines doing so would be inconsistent with generally accepted accounting principles applied on a consistent basis;

         (xv) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

         (xvi) issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of 1st Independence or 1st Bank;

         (xvii) except for obligations disclosed within this Agreement or the Disclosure Statement, FHLB advances, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the 1st Independence Financial Statements or the Subsequent 1st Independence Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $25,000;

         (xiii) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, other than as disclosed in the Disclosure Schedule;

         (xix) pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the Disclosure Schedule; or

         (xx) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(vii) hereof and legal, accounting and fees related to the Merger) requiring payments by 1st Independence or 1st Bank which exceed $50,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

         (b) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of 1st Independence and 1st Bank shall: (i) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable best efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it; (iii) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; (v) use commercially reasonable efforts to maintain a CRA rating of satisfactory; (vi) timely file all documents and reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended; and (vii) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on 1st Independence.

         5.04. Insurance. 1st Independence and 1st Bank shall use commercially reasonable efforts to maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by 1st Independence or 1st Bank as of the date of this Agreement.

         5.05. Accruals for Loan Loss Reserve and Expenses.(a) Prior to the Effective Time, 1st Independence and 1st Bank shall make, consistent with generally accepted accounting principles applied on a consistent basis, the rules and regulations of the SEC and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as 1st Independence and 1st Bank shall deem to be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to its loan loss reserve in the amount set forth in the Disclosure Schedule, and accruals or the creation of reserves for employee benefits and Merger-related expenses.

         (b)1st Independence recognizes that MainSource may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances).Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and generally accepted accounting principles applied on a consistent basis), from and after the date hereof 1st Independence shall consult and cooperate in good faith with MainSource with respect to conforming the loan and accounting policies and practices of 1st Independence to those policies and practices of MainSource for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from MainSource to 1st Independence, based upon such consultation and subject to the conditions in Section 5.05(d).

         (c) Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and generally accepted accounting principles applied on a consistent basis), 1st Independence shall consult and cooperate in good faith with MainSource with respect to determining, as reasonably specified in a written notice from MainSource to 1st Independence, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of 1st Independence's and 1st Bank's expenses of the Merger.

         (d) Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and generally accepted accounting principles applied on a consistent basis), 1st Independence shall consult and cooperate in good faith to (i) make such conforming entries to conform the loan and accounting policies and practices of 1st Independence to the policies and practices of MainSource as contemplated in
Section 5.05(b) above and (ii) recognize 1st Independence's expenses of the Merger for financial accounting and/or income tax reporting purposes at such times as are reasonably requested in writing by MainSource as contemplated in
Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after MainSource acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to 1st Independence that MainSource will at the Effective Time deliver to 1st Independence the certificate contemplated in Section 7.02(g).

         (e) 1st Independence and 1st Bank's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken on account of Section 5.05(d), nor shall any such modifications or changes undertaken on account of this Section 5.05(d)(i) have any impact or result in any adjustments to 1st Independence's Consolidated Tangible Shareholders' Equity as determined pursuant to Section 2.02.


         5.06. Acquisition Proposals. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of MainSource, neither 1st Independence nor 1st Bank shall permit, nor shall they authorize any of their directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to 1st Independence or 1st Bank or to which 1st Independence or 1st Bank may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions").

         (b) 1st Independence shall promptly communicate to MainSource the terms of any proposal or offer which 1st Independence or 1st Bank may receive with respect to an Acquisition Transaction. Notwithstanding anything to the contrary elsewhere in this Agreement, 1st Independence may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understandings, and recommend the approval of such agreement, arrangement or understandings to the shareholders of 1st Independence, in each case, only if 1st Independence's Board of Directors determines in good faith by majority vote, after consultation with its financial advisors and outside legal counsel, that failing to take such action would be a breach of or otherwise inconsistent with the fiduciary duties of 1st Independence's Board of Directors. In the event 1st Independence enters into an agreement, arrangement or understanding for an Acquisition Transaction in accordance with the foregoing sentence, 1st Independence's Board of Directors may terminate this Agreement on written notice to MainSource; provided, however, that in connection with terminating this Agreement, 1st Independence has paid the amounts referred to in Section 8.03 to MainSource.

         (c) In the event 1st Independence's Board of Directors, after consultation with its financial advisors and outside legal counsel, determines in good faith that it would result in a violation of or otherwise be inconsistent with its fiduciary duties under applicable law to recommend this Agreement and the Merger to 1st Independence's shareholders for their approval, then if the Board Directors does not elect to terminate this Agreement pursuant to Section 5.06(b) above and elects to submits this Agreement to the shareholders at the meeting of shareholders, 1st Independence may submit this Agreement without recommendation of approval, in which case the Board of Directors may communicate the basis for its lack of a recommendation of approval to the shareholders in the proxy statement or an appropriate amendment or supplement thereto to the extent required by law.

         (d) This Section 5.06 shall not authorize 1st Independence or 1st Bank, or any of their directors, officers, employees, agents or representatives on their behalf, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

         5.07. Press Releases. Unless prior notice and comment is not possible or practicable as the result of applicable law or any listing or exchange rule, neither 1st Independence nor 1st Bank nor MainSource will issue any press or news releases or make any other public announcements or disclosures relating to the Merger without providing a final copy of such press or news release to the other party and providing such party with a reasonable opportunity to comment on such press or news release.

         5.08. Material Changes to Disclosure Schedules. 1st Independence and 1st Bank shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of 1st Independence or 1st Bank contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Disclosure Schedule unless MainSource shall have first consented in writing with respect thereto.

         5.09. Access; Information. (a) MainSource and 1st Independence, and their representatives and agents, shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. MainSource and 1st Independence, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of 1st Independence, 1st Bank or MainSource. Upon request, 1st Independence and MainSource will furnish the other party or its representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by MainSource or 1st Independence which has been or is developed by the other party, its auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by the other party of any claim of attorney-client privilege), and will permit MainSource or 1st Independence or their representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for 1st Independence or MainSource, as applicable, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to MainSource or 1st Independence or its representatives or agents, as applicable. No investigation by MainSource or 1st Independence shall affect the representations and warranties made by 1st Independence, 1st Bank or MainSource herein. Any confidential information or trade secrets received by MainSource, 1st Independence or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by MainSource or 1st Independence, as applicable, or at MainSource's or 1st Independence's request, returned to MainSource or 1st Independence, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof. This Section 5.09 will not require the disclosure of any information to MainSource or 1st Independence which would be prohibited by law. The ability of MainSource or 1st Independence to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 5.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, MainSource and 1st Independence (and each employee, representative or agent of MainSource and 1st Independence) may disclose to any and all persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to MainSource or 1st Independence relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and MainSource and 1st Independence shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (a) the date of the public announcement of discussions relating to any of the transactions contemplated hereby, (b) the date of the public announcement of any of the transactions contemplated hereby or (c) the date of the execution of an agreement, with or without conditions, to enter into any of the transactions contemplated hereby.

         (b) Beginning on the date of this Agreement, the President of MainSource, or his designees, shall be entitled to receive notice of and to attend all regular and special meetings of the Board of Directors and all committees of 1st Independence and 1st Bank, including, without limitation, the loan committee, investment committee, the executive committee, the personnel committee, and any other committee of 1st Independence and 1st Bank, except that any such person shall be excluded from the portion of any meeting where this Agreement or the transactions contemplated by this Agreement are being discussed.

         5.10. Financial Statements. As soon as reasonably available after the date of this Agreement, 1st Independence will deliver to MainSource any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of 1st Independence prepared for its internal use, 1st Bank's Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent 1st Independence Financial Statements"). The Subsequent 1st Independence Financial Statements will be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year end adjustments). The Subsequent 1st Independence Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect. As soon as internally available after the date of this Agreement, MainSource will deliver to 1st Independence any additional audited consolidated financial statements which have been prepared on its behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of MainSource (collectively, "Subsequent MainSource Financial Statements"). The Subsequent MainSource Financial Statements will be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year end adjustments). The Subsequent MainSource Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

         5.11. Environmental.(a) If requested by MainSource, 1st Independence and 1st Bank will cooperate with an environmental consulting firm designated by MainSource in connection with the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by 1st Independence or 1st Bank as of the date of this Agreement, and any real property acquired or leased by 1st Independence or 1st Bank after the date of this Agreement. MainSource shall be responsible for the costs of the phase one and, if the phase two is determined to be advisable by the environmental consulting firm, 1st Independence shall be responsible for the costs of the phase two.

         (b) If the environmental consultant's good faith estimate, based upon the results of the environmental studies and other diligence conducted by the environmental consultant, of the dollar amount, if any, that 1st Independence or 1st Bank would be required to expend under applicable Environmental Laws for clean-up, remediation and penalties relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to 1st Independence or 1st Bank's own or leased real properties or any adjoining properties, is in excess of $200,000, then MainSource shall have the right to terminate this Agreement pursuant to Section 8.01(b)(v), which termination shall be MainSource's sole remedy in such event.

         5.12. Governmental Reports. Promptly upon its becoming available, 1st Independence shall furnish to MainSource one (1) copy of each financial statement, report, notice, or proxy statement sent by 1st Independence or 1st Bank to any Governmental Authority or to 1st Independence's shareholders generally and of each regular or periodic report, registration statement or prospectus filed by 1st Independence with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which 1st Independence or 1st Bank is a party. Promptly upon its becoming publicly available, MainSource shall furnish to 1st Independence one (1) copy of each financial statement, report, notice, or proxy statement sent by MainSource to any Governmental Authority or to MainSource's shareholders generally and of each regular or periodic report, registration statement or prospectus filed by MainSource with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which MainSource is a party. For purposes of this provision, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

         5.13. Adverse Actions. Neither 1st Independence nor 1st Bank shall knowingly take any action that is intended or is reasonably likely to result in
(w) any of their representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a), (x) any of the conditions to the Merger set forth in Article VII not being satisfied, (y) a material violation of any provision of this Agreement or (z) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

         5.14. 1st Independence KSOP. (a) 1st Independence shall take any such actions as are necessary at or prior to the Effective Time to ensure that
(i) all 1st Independence employees and former employees who are participants in the 1st Independence KSOP at the Closing have the opportunity to complete a Participant Direction Form and to direct the 1ST Independence KSOP trustee to vote 1st Independence stock allocated to their 1ST Independence KSOP accounts with respect to the Merger, and (ii) the 1ST Independence KSOP trustee has the authority necessary to sell or exchange the 1st Independence stock held by the 1ST Independence KSOP and to otherwise participate in the transactions contemplated by this Agreement.

         (b) 1st Independence, pursuant to the applicable provisions of the 1st Independence KSOP, shall (i) terminate the 1st Independence KSOP effective as of a date that is not later than the day before the Closing, and (ii) shall amend the 1st Independence KSOP effective as of a date that is not later than the plan termination date to provide that no distributions of accrued benefits shall be made from the 1st Independence KSOP, or its related employee benefit trust, subsequent to the plan termination date and until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the plan's qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the plan to be made upon the retirement, death, disability, or termination of employment of a plan participant, or any other event other than the plan termination that requires a distribution of plan benefits from the plan.

         (c) Ist Independence agrees that prior to the Closing it shall file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination upon plan termination (IRS Form 5310) requesting the issuance to 1st Independence of the favorable determination letter described in the preceding paragraph (b).

         (d) 1st Independence agrees to take such actions as may be necessary to ensure that no violation of ERISA or the Code occurs in the termination of the 1ST Independence KSOP, the 1ST Independence KSOP's sale or exchange of the 1st Independence stock held by the 1ST Independence KSOP, or the transactions contemplated by this Agreement, that cannot be cured to the satisfaction of the Service.

         (e) 1st Independence agrees to take such actions as may be necessary to ensure that upon the termination of the 1st Independence KSOP all outstanding indebtedness of the 1st Independence KSOP shall be repaid using: (i) unallocated 1st Independence shares held by the 1st Independence KSOP or the Cash Consideration received for unallocated 1st Independence shares held by the 1st Independence KSOP, to the extent determined by 1st Independence and the 1st Independence KSOP Trustee not to be inconsistent with applicable law, the 1st Independence KSOP plan and applicable trust documents; (ii) all amounts held in the 1st Independence KSOP's suspense account; and finally (iii) such other payments as determined appropriate by 1st Independence. Any assets remaining in the suspense fund under the 1st Independence KSOP after payment of all outstanding indebtedness and other liabilities of the KSOP shall be allocated to the contribution accounts of the 1st Independence employees who are participants in the 1st Independence KSOP and the net assets of the 1st Independence KSOP shall be distributed to such participants under the 1st Independence KSOP.

         (f) 1st Independence may make any amendments to the 1ST Independence KSOP at or prior to the Effective Time to maintain its qualified status under
Section 401(a) of the Code; provided, however, that: (i) no such amendment shall require or have the effect of requiring MainSource to make any contributions to the 1st Independence KSOP after the Effective Time; (ii) no such amendments shall require or have the effect of requiring 1st Independence to make any contributions to the 1st Independence KSOP at or prior to the Effective Time in addition to any contributions that otherwise would be required; (iii) any such amendment shall be conditioned upon its not having an adverse effect upon the qualified status of the 1st Independence KSOP under Section 401(a) of the Code; and (iv) no such amendment shall require or have the effect of requiring the continuation of the 1st Independence KSOP after the Effective Time.

         (g) Except as otherwise provided in Section 5.17, 1st Independence shall make no contributions to the 1st Independence KSOP between the date of this Agreement and the Effective Time other than such as may be required to maintain the tax-qualified status of the 1st Independence KSOP or to enable the 1st Independence KSOP to make required payments on the loans currently outstanding to it.

         (h) With respect to 1st Independence stock allocated to the accounts of each 1ST Independence KSOP participant, said participants shall be entitled to direct the 1ST Independence KSOP trustee to vote stock allocated to their accounts in the 1ST Independence KSOP on the approval and adoption of this Agreement. Unallocated 1st Independence stock held by the 1ST Independence KSOP shall be voted by the 1ST Independence KSOP Trustee as provided in the 1ST Independence KSOP.

         5.15. 1st Independence Stock Option Plan. As of the date of this Agreement, the Board of Directors of 1st Independence shall take all actions necessary to ensure that no further automatic or discretionary grants of an Incentive Stock Option or Non-Qualified Stock Option, as defined therein, shall be awarded to any participant under the 2004 Option Plan. Within forty-five (45) days of the date of this Agreement, 1st Independence shall use its best efforts to obtain written consents from each holder of an outstanding 1st Independence Stock Option consenting to the disposition of such option in accordance with the provisions of Section 2.01 above (unless such holder exercises said option prior to the Effective Time in accordance with the terms thereof) unless this Agreement is terminated and the Merger is abandoned pursuant to Article VIII; provided, however, that 1st Independence shall obtain such consents from the members of the Board of Directors of 1st Independence who hold such 1st Independence Stock Options. As of the Effective Time, the Board of Directors of 1st Independence shall terminate the 2004 Option Plan and, if necessary, the 1996 Option Plan.

         5.16. Restricted Stock Plan. As of the date of this Agreement, the Board of Directors of 1st Independence shall take all actions necessary to ensure that no further awards of Restricted Stock are granted to any participant under the 2006 Restricted Stock Plan (the "2006 RSP"). As of the Effective Time, 1st Independence shall take all actions necessary to terminate the 2006 RSP.

         5.17. Defined Contribution Plan. On and after the date of this Agreement, and until the earlier of (i) the date, to be determined by MainSource, that the 1st Independence KSOP is terminated pursuant to Section
5.14 above or (ii) the date on which this Agreement is terminated, but not later than the Effective Time:

         (i) 1st Independence shall continue to sponsor the 1st
Independence KSOP in accordance with its terms and conditions, as set forth in its plan and trust document as of the date of this Agreement, and in accordance with the requirements of Section 5.14 of this Agreement and applicable law;

         (ii) 1st Independence or 1st Bank shall continue to fund all employee and employer contributions to the 1st Independence KSOP which are required during this time period. However, 1st Independence and 1st Bank may only make discretionary employer contributions after receipt of written approval from MainSource, which approval shall not be unreasonably withheld if the amount of any discretionary employer contributions are not in excess of the discretionary employer contributions made by 1st Independence or 1st Bank to the 1st Independence KSOP during the last Plan Year;

         (iii) neither 1st Independence nor 1st Bank shall amend, or cause an amendment of, the 1st Independence KSOP without the prior written consent of MainSource, except for any amendment which is required by Section 5.14 of this Agreement or is necessary to maintain the qualification of the 1st Independence KSOP and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively, or as otherwise required by law, regulations, the Service or the Department;

         (iv) 1st Independence and 1st Bank shall not terminate or agree to the termination of the appointment of any fiduciary as defined in ERISA with respect to the 1st Independence KSOP without the prior written consent of MainSource, which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and

         (v) neither 1st Independence nor 1st Bank shall terminate, agree to the termination of, or cause the termination of any agreement with any service provider providing services to the 1st Independence KSOP as of the date of this Agreement without the prior written consent of MainSource, which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such service provider of its service agreement.

         5.18. Employment Agreements.

         (a) Prior to the Effective Time, N. William White, President and CEO of 1st Bank, will continue to be paid the compensation provided for in his employment agreement with 1st Independence and 1st Bank dated as of July 9, 2004, as amended, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Closing Date will be paid when due under those plans. At the Effective Time, Mr. White's employment agreement with 1st Independence shall terminate, and 1st Independence shall pay to Mr. White, in consideration of such termination, a cash sum equal to the amount payable to Mr. White under Section 8(e) of the Agreement, subject to any reduction required by such section. 1st Independence shall use its best efforts to obtain from Mr. White within thirty
(30) days after the date of this Agreement a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this
Section 5.18(a) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement, and (ii) in exchange for such cash payment, a release from Mr. White of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

         (b) Prior to the Effective Time, R. Michael Wilbourn, Executive Vice President and Chief Financial Officer of 1st Bank, will continue to be paid the compensation provided for in his employment agreement with 1st Independence and 1st Bank dated as of July 9, 2004, as amended, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Closing Date will be paid when due under those plans. At the Effective Time, Mr. Wilbourn's employment agreement with 1st Independence shall terminate, and 1st Independence shall pay to Mr. Wilbourn, in consideration of such termination, a cash sum equal to the amount payable to Mr. Wilbourn under Section 8(e) of the Agreement, subject to any reduction required by such section. 1st Independence shall use its best efforts to obtain from Mr. Wilbourn within thirty (30) days after the date of this Agreement a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this Section 5.18(b) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement, and (ii) in exchange for such cash payment, a release from Mr. Wilbourn of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

         (c) Prior to the Effective Time, Kathy L. Beach, Executive Vice President and Chief Operating Officer of 1st Bank, will continue to be paid the compensation provided for in her employment agreement with 1st Independence and 1st Bank dated as of August 20, 2004, as amended, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Closing Date will be paid when due under those plans. At the Effective Time, Ms. Beach's employment agreement with 1st Independence shall terminate, and 1st Independence shall pay to Ms. Beach, in consideration of such termination, a cash sum equal to the amount payable to Ms. Beach under Section 8(e) of the Agreement, subject to any reduction required by such section. 1st Independence shall use its best efforts to obtain from Ms. Beach within thirty (30) days after the date of this Agreement a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this Section 5.18(c) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement, and (ii) in exchange for such cash payment, a release from Ms. Beach of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

         (d) Prior to the Effective Time, James P. Wheatley, will continue to be paid the compensation provided for in his employment agreement with 1st Independence and 1st Bank dated as of May 17, 2007, as amended, and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Closing Date will be paid when due under those plans. At the Effective Time, Mr. Wheatley's employment agreement with 1st Independence shall terminate, and 1st Independence shall pay to Mr. Wheatley, in consideration of such termination, a cash sum equal to the amount payable to Mr. Wheatley under Section 8(f) of the Agreement, subject to any reduction required by such section. 1st Independence shall use its best efforts to obtain from Mr. Wheatley within thirty (30) days after the date of this Agreement a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this Section 5.18(d) in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under his employment agreement, and (ii) in exchange for such cash payment, a release from Mr. Wheatley of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

         (e) The Disclosure Schedule sets forth a good faith estimate of the amount of the payments required pursuant to this Section 5.18.

         5.19. Change of Control Agreements. (a) Within 30 days of the date of this Agreement, 1st Independence shall take such steps as are necessary to amend the Change of Control Agreements between 1st Independence and 1st Bank and each of John Barron and Terry L. Batson to delete the provisions of Section 8(b)(iv). In the event such amendments are obtained, such change of control agreements shall remain in effect, as amended. In the event such amendments are not made, 1st Independence shall take such steps as are necessary to terminate such change of control agreements. If such change of control agreements are required to be terminated, 1st Independence shall pay Mr. Barron and Ms. Batson a cash sum equal to the amount payable to Mr. Barron and Ms. Batson under such agreements as a result of the Merger, and 1st Independence shall use its best efforts to obtain from each of Mr. Barron and Ms. Batson, prior to the Effective Time, a binding written commitment, in the event the Merger is consummated, to (i) accept the amounts payable under this Section 5.19 in lieu of any amounts that would otherwise be payable, and benefits to which he or she would be entitled, under his or her change of control agreement, and (ii) in exchange for such cash payment, a release from Mr. Barron and Ms. Batson of all claims against 1st Independence and MainSource, in a form and substance reasonably satisfactory to MainSource.

         (b) The Disclosure Schedule sets forth a good faith estimate of the amount of the payments required pursuant to this Section 5.19.

         5.20. Short-Swing Trading Exception. 1st Independence's Board of Directors shall adopt such resolutions as are necessary to cause any shares of 1st Independence Common Stock or 1st Independence Stock Options owned by executive officers and directors of 1st Independence and canceled in the Merger to qualify for the exemptions provided in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended.

         5.21. Confirmation of Total Outstanding Shares. 1st Independence shall confirm in writing by a certificate to MainSource signed by the Chief Financial Officer of 1st Independence on the date that is five (5) days prior to the Effective Time (which certificate may be based on information obtained from 1st Independence's stock transfer agent) the total number of outstanding shares of 1st Independence Common Stock as of such date and the number of such outstanding shares that resulted from the exercise of options granted under the 2006 Option Plan following the date of this Agreement (the "Exercised Option Shares"). In the event there are more than 2,000,000 shares of 1st Independence Common Stock outstanding after deducting the Exercised Option Shares, then MainSource shall have the right to terminate this Agreement pursuant to Section 8.01(b)(v) regardless of materiality.

         5.22. 1st Bank. From time to time until the Effective Time, 1st Independence and 1st Bank shall cooperate with MainSource and take such action as may be reasonably necessary to (i) change the name of 1st Bank as of the Effective Time, (ii) amend the Articles of Incorporation and By-laws of 1st Bank as of the Effective Time, and (iii) subject to Section 6.08, reconstitute the directors and officers of 1st Bank as of the Effective Time.

         5.23 Trust Preferred Securities. 1st Independence and MainSource shall each cooperate and use commercially reasonable efforts to execute and deliver such instruments and take such actions as may be required or necessary prior to the Effective Time for MainSource to assume at the Effective Time the obligations of 1st Independence under any indenture or other agreement to which 1st Independence is a party with respect to trust preferred securities that are identified in 1st Independence's Disclosure Schedule, including but not limited to executing and delivering one or more supplemental indentures and providing any required opinions of counsel to the applicable trustees.

                                   ARTICLE VI

                             COVENANTS OF MAINSOURCE

         MainSource covenants and agrees with 1st Independence and 1st Bank as follows:

         6.01. Approvals. MainSource shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and shall file such applications as promptly as practicable and in the most expeditious manner practicable, and in any event, within thirty (30) days after the execution of this Agreement. MainSource shall provide to 1st Independence's counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. MainSource shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to MainSource, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

         6.02. SEC Registration. (a) MainSource shall file with the SEC as promptly as practicable and in the most expeditious manner practicable, and in any event, within forty-five (45) days after the execution of this Agreement, a Registration Statement on an appropriate form under the 1933 Act covering the shares of MainSource Common Stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement". The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to MainSource and 1st Independence, prepared for use in connection with the meeting of shareholders of 1st Independence referred to in Section 5.01 hereof, all in accordance with the rules and regulations of the SEC. MainSource shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of MainSource common stock.

         (b) Any materials or information provided by MainSource for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

         6.03.    Employee Benefit Plans.

         (a) As of the Effective Time, MainSource will make available to the officers and employees of 1st Independence and 1st Bank who continue as employees of 1st Bank or any subsidiary of MainSource after the Effective Time ("Former 1st Independence Employees"), subject to Section 6.03(c) hereof, substantially the same employee benefits on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. Former 1st Independence Employees will receive full credit for prior service with 1st Independence or 1st Bank, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of MainSource and its subsidiaries. Former 1st Independence Employees shall become eligible to participate in MainSource's employee benefit plans as soon as reasonably practicable after the Effective Time, and shall not be subject to any waiting periods or additional pre-existing condition limitations under the medical, dental and health plans of MainSource or its subsidiaries in which they are eligible to participate at the Effective Time than they otherwise would have been subject to under the medical, dental and health plans of 1st Independence or 1st Bank.

         (b) As of the Effective Time, subject to applicable law and the requirements of the MainSource Financial Group, Inc. 401(k) Plan ("MainSource 401(k) Plan"), MainSource shall amend as necessary the MainSource 401(k) Plan so that, (i) from and after the Effective Time, Former 1st Independence Employees will accrue benefits pursuant to the MainSource 401(k) Plan, and (ii) former
1st Independence employees participating in the MainSource 401(k) Plan shall receive credit for eligibility and vesting purposes, for the service of such employees with 1st Independence and 1st Bank or their predecessors prior to the Effective Time, as if such service were with MainSource or its subsidiaries.

         (c) Neither the terms of this Section 6.03 nor the provision of any employee benefits by MainSource or any of its subsidiaries to employees of 1st Independence or 1st Bank shall:

         (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of 1st Independence or 1st Bank; or

         (ii) prohibit or restrict MainSource, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time, provided such change, amendment or termination does not affect the qualified status of such employee benefits or violate applicable law or regulations.

         (d) MainSource shall succeed 1st Independence as the plan sponsor of the 1st Independence KSOP and MainSource shall take any further actions that may be necessary in order to satisfy the provisions of Sections 5.17 and 5.14 above including, but not limited to, the filing of any and all applicable final reports or forms with any government agency. Neither 1st Independence nor 1st Bank shall be responsible or liable for any MainSource actions or failures to act in connection with the 1st Independence KSOP following the Effective Time.

         6.04. Adverse Actions. MainSource shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.02(b), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

         6.05. Severance. With the exception of the employees referenced in Sections 5.18 and 5.19 of this Agreement, those employees of 1st Independence or its subsidiaries as of the Effective Time whom MainSource or its subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause or who voluntarily resign for good reason within one year after the Closing Date ("Separated Employees") shall be entitled to severance benefits equal to those provided by MainSource from time to time to its employees. A copy of MainSource's current Separation Pay Guidelines ("Guidelines") have been provided to 1st Independence. For purposes of determining each Separated Employee's length of service under the Guidelines, each Separated Employee shall receive credit for years of service with 1st Independence or 1st Bank, or their predecessors. Additionally, MainSource shall reimburse each Separated Employee an amount not to exceed $1,500 for placement services within thirty (30) days of the date of termination of such Separated Employee's employment. Nothing in this
Section 6.05 shall be deemed to limit or modify MainSource's at-will employment policy.

         For purposes of this Section 6.05, a voluntary resignation for good reason means the employee resigns as a result of any of the following: (a) relocation of the employee's location of employment to a location that results in an increase in employee's commute from home to work of at least 25 miles, or
(b) a material or substantial reduction in the employee's salary from that of the employee immediately prior to the Effective Time.

         6.06. D &O Insurance. MainSource shall cause the individuals serving as officers and directors of 1st Independence and 1st Bank immediately before the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by 1st Independence (provided that MainSource may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time.

         6.07. Short-Swing Trading Exemption. Prior to the Closing Date, the Board of Directors of MainSource shall adopt such resolutions as necessary to cause any shares of MainSource Common Stock to be received by executive officers and directors of 1st Independence as part of the Merger Consideration to qualify for the exemptions provided in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended.

         6.08 Board Composition. From and after the Effective Time until 1st Bank is merged into or consolidated with another banking subsidiary of MainSource, MainSource agrees that 1st Bank will have a board of directors comprised of five (5) members, at least three (3) of whom shall be selected by mutual agreement of MainSource and 1st Independence from the board of directors of 1st Bank immediately prior to the Effective Time.

                                   ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER

         7.01. MainSource. The obligation of MainSource to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by
MainSource:

         (a) Representations and Warranties at Effective Time. Each of the representations and warranties of 1st Independence and 1st Bank contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of 1st Independence or 1st Bank shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of 1st Independence or 1st Bank, has had or would result in a Material Adverse Effect on 1st Independence.

         (b) Covenants. Each of the covenants and agreements of 1st Independence and 1st Bank shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

         (c) Deliveries at Closing. MainSource shall have received from 1st Independence at the Closing the items and documents, in form and content reasonably satisfactory to MainSource, set forth in Section 10.02(b) hereof.

         (d) Registration Statement Effective. MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of 1st Independence in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

         (e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of MainSource reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on 1st Independence or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that MainSource would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

         (f) Shareholder Approval. The shareholders of 1st Independence shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation, and the Dissenting Shares shall represent no more than twelve percent (12%) of the outstanding shares of 1st Independence Common Stock.

         (g) Officers' Certificate. 1st Independence shall have delivered to MainSource a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of 1st Independence and 1st Bank contained in Article III are true, accurate and correct in all material respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of 1st Independence and 1st Bank have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) 1st Independence and 1st Bank have satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

         (h) Fairness Opinion. 1st Independence's investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to the shareholders of 1st Independence) its fairness opinion stating that the Merger Consideration relating to the Merger is fair to the shareholders of 1st Independence from a financial point of view.

         (i) Tax Opinion. The Board of Directors of MainSource shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to MainSource, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section
1.03 hereof) to each party hereto and to the shareholders of 1st Independence, except with respect to cash received by the shareholders of 1st Independence for the Cash Consideration and fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.01(b). In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

         (j) 280G Opinion. MainSource shall have received a letter of tax advice, in a form satisfactory to MainSource and at its expense, from 1st Independence's outside, independent certified public accountants to the effect that any amounts that are paid by 1st Independence or 1st Bank before the Effective Time, or required under 1st Independence's Plans or this Agreement to be paid at or after the Effective Time, to persons who are disqualified individuals in respect of 1st Independence, 1st Bank or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of
Section 280G of the Code. Among the nonexclusive list of payments to be considered are those payments referred to under Sections 2.01(b), 5.14, 5.15, 5.16, 5.18, 5.19, 6.03(b), and 6.05 of this Agreement, as well as any other payments made under the 1st Independence Plans because of the transactions contemplated herein.

         (k) Share Certification. MainSource shall have received the certification of an officer of 1st Independence as required by Section 5.21 of this Agreement.

         (l) Loan Loss Reserve. 1st Independence and 1st Bank shall have complied with the requirements of Section 5.05 of this Agreement.

         (m) Material Proceedings. None of MainSource, 1st Independence or 1st Bank, or any subsidiary of MainSource, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

         (n) Accrued Expenses. 1st Independence shall have paid or fully accrued for the expenses and payments provided in Section 3.09(e) relating to the termination of 1st Independence's data processing agreements, Section 5.18 relating to the termination of the employment agreements and Section 5.19 relating to the change in control agreements, as if such change in control agreements has been terminated prior to or on the Closing Date.

         7.02. 1st Independence. The obligation of 1st Independence to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by 1st Independence:

         (a) Representations and Warranties at Effective Time. Each of the representations and warranties of MainSource contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of MainSource shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of MainSource, has had or would result in a Material Adverse Effect on MainSource.

         (b) Covenants. Each of the covenants and agreements of MainSource shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

         (c) Deliveries at Closing. 1st Independence shall have received from MainSource at the Closing the items and documents, in form and content reasonably satisfactory to 1st Independence, listed in Section 10.02(a) hereof.

         (d) Registration Statement Effective. MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of 1st Independence in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the MainSource and no stop order shall have been issued or threatened.

         (e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of 1st Independence reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on MainSource or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that 1st Independence would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

         (f) Shareholder Approval. The shareholders of 1st Independence shall have approved and adopted this Agreement as required by applicable law and 1st Independence's Articles of Incorporation.

         (g) Officers' Certificate. MainSource shall have delivered to 1st Independence a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of MainSource contained in Article IV are true, accurate and correct in all material respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of MainSource have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and
(iii) MainSource has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

         (h) Fairness Opinion. 1st Independence's investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to the shareholders of 1st Independence) its fairness opinion stating that the Merger Consideration relating to the Merger is fair to the shareholders of 1st Independence from a financial point of view.

         (i) Tax Opinion of MainSource's Counsel. The Board of Directors of
1st Independence shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to 1st Independence, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of 1st Independence, except with respect to cash received by the shareholders of 1st Independence for the Cash Consideration and fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.01(b). In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

         (j) Listing. The shares of MainSource Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq stock exchange, subject to official notice of issuance.

         (k) Payments Required by Sections 5.18 and 5.19. The payments required by Sections 5.18 and 5.19 shall have been made or accrued, as applicable.

         (l) Material Proceedings. None of MainSource, 1st Independence or 1st Bank, or any subsidiary of MainSource, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

                                  ARTICLE VIII

                              TERMINATION OF MERGER

         8.01. Manner of Termination. This Agreement and the Merger may be terminated at any time prior to the Effective Time by written notice delivered by MainSource to 1st Independence, or by 1st Independence to MainSource, as follows:

         (a) By MainSource or 1st Independence, if:

         (i) the Merger contemplated by this Agreement has not been consummated by September 30, 2008 (or such later date as 1st Independence and MainSource may agree to in writing); provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this Section 8.01(a)(i); or

         (ii) the Agreement and the Merger are not approved by the requisite vote of the shareholders of 1st Independence at the meeting of shareholders of 1st Independence contemplated in Section 5.01; or

         (iii) the respective Boards of Directors of MainSource and 1st Independence mutually agree to terminate this Agreement.

         (b) By MainSource if:

         (i) at any time prior to the Effective Time, MainSource's Board of Directors so determines, in the event of either:

         (A) a breach by 1st Independence of any representation or warranty contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to 1st Independence of such breach and the same does not result in a Material Adverse Effect; or

         (B) a breach by 1st Independence of any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to 1st Independence of such breach and the same does not result in a Material Adverse Effect; or

         (ii) there has been a Material Adverse Effect in the business, assets, capitalization, financial condition or results of operations of 1st Independence or 1st Bank as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

         (iii) 1st Independence's Board of Directors, after receiving an Acquisition Transaction proposal from a third party, has withdrawn, modified or changed its approval or recommendation of this Agreement and approved or recommended an Acquisition Transaction with a third party; or

         (iv) 1st Independence fulfills the requirements of Section 5.01 hereof but the shareholders of 1st Independence do not approve and adopt the Merger and this Agreement; or

         (v) MainSource elects to exercise its right of termination pursuant to Sections 5.11 or 5.21; or

         (vi) In the event of any situation or occurrence with respect to 1st Bank which would jeopardize MainSource's status as a financial holding company under the BHC Act, so long as MainSource, 1st Independence and 1st Bank have been unable, in good faith, to reach a mutually satisfactory agreement with the applicable banking regulators to avoid such jeopardy; or

         (vii) The average per share closing prices of a share of MainSource Common Stock as quoted on the Nasdaq Stock Market during the twenty trading days preceding the fifth (5th) calendar day preceding the Effective Time (the "Average Closing Price") shall be greater than $16.50 per share, subject, however, to the following: If MainSource elects to exercise its termination right pursuant to this Section 8.01(b)(vii), it shall give written notice to 1st Independence. During the five day period commencing with its receipt of such notice, 1st Independence shall have the option to decrease the Stock Consideration to be received by the holders of 1st Independence Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the product of (a) $16.50 divided by the Average Closing Price of MainSource Common Stock, (b) multiplied by the Exchange Ratio. If 1st Independence so elects within such five day period, it shall give prompt written notice to MainSource of such election and the revised Stock Consideration. Whereupon no termination shall have occurred pursuant to this
Section 8.01(b)(vii) and this Agreement shall remain in effect in accordance with its terms (except as the Stock Consideration shall have been so modified).

         (c)      By 1st Independence, if:

         (i) at any time prior to the Effective Time, 1st Independence's Board of Directors so determines, in the event of either:

         (A) a breach by MainSource of any representation or warranty contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect on MainSource, unless the breach is cured within thirty (30) days from the giving of written notice to 1st Independence of such breach and the cure does not result in a Material Adverse Effect on MainSource; or

         (B) a breach by MainSource of any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on MainSource, unless the breach is cured within thirty (30) days after the giving of written notice to MainSource of such breach and any such cure would not result in a Material Adverse Effect on MainSource; or

         (ii) there has been a change constituting a Material Adverse Effect on MainSource in the financial condition, results of operations, business, assets or capitalization of MainSource on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

         (iii) 1st Independence fulfills the requirements of Section 5.01 hereof but the shareholders of 1st Independence do not approve and adopt the Merger and this Agreement; or
         (iv) 1st Independence elects to exercise its right of termination pursuant to Section 5.6; or

         (v) The Average Closing Price of MainSource Common Stock shall be less than $12.50 per share, subject, however, to the following: If 1st Independence elects to exercise its termination right pursuant to this Section 8.01(c)(v), it shall give written notice to MainSource. During the five day period commencing with its receipt of such notice, MainSource shall have the option to increase the Stock Consideration to be received by the holders of 1st Independence Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the product of (a) $12.50 divided by the Average Share Price of MainSource Common Stock, (b) multiplied by the Exchange Ratio. If MainSource so elects within such five day period, it shall give prompt written notice to 1st Independence of such election and the revised Stock Consideration. Whereupon no termination shall have occurred pursuant to this Section 8.01(c)(v) and this Agreement shall remain in effect in accordance with its terms (except as the Stock Consideration shall have been so modified).

         8.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of MainSource or 1st Independence and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the confidentiality provisions of this Agreement set forth in Section 5.09 hereof; and (ii) the payment of expenses set forth in Section 11.11 hereof, provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination; and (iii) the payment of the Termination Fee as provided by Section 8.03 hereof. The obligation to pay the Termination Fee in accordance with Section 8.03 hereof will survive any termination of this Agreement.

         8.03. Termination Fee. (a) In recognition of the efforts, expenses and other opportunities foregone by MainSource and 1st Independence while structuring and pursuing the Merger, the parties agree that a termination fee and/or out-of-pocket expenses up to the amounts set forth below (collectively, the " Termination Fee ") shall be paid by the applicable party an indicated below:

         (i) If this Agreement is terminated by MainSource (A) pursuant to
Section 8.01(b)(iii), or (B) pursuant to Section 8.01(b)(i) as a result of 1st Independence willfully and intentionally breaching any of its representations, warranties or covenants in this Agreement; or this Agreement is terminated by 1st Independence pursuant to Section 8.01(c)(iv), then in either case, 1st Independence shall pay a Termination Fee to MainSource equal to $1.1 million plus its documented out-of-of pocket expenses up to $250,000.

         (ii) If this Agreement is terminated by MainSource pursuant to Section 8.01(b)(i) other than as contemplated by Section 8.03(a)(i)(B), 1st Independence shall pay a Termination Fee to MainSource equal to its documented out-of-of pocket expenses up to $250,000.

         (iii) If this Agreement is terminated by 1st Independence pursuant to
Section 8.01(c)(i) as a result of MainSource willfully and intentionally breaching any of its representations, warranties or covenants in this Agreement, then MainSource shall pay to 1st Independence a Termination Fee equal to $1.1 million plus its documented out-of-of pocket expenses up to $250,000.

         (iv) If this Agreement is terminated by 1st Independence pursuant to
Section 8.01(c)(i) other than as contemplated by Section 8.03(a)(iii), MainSource shall pay a Termination Fee to 1st Independence equal to its documented out-of-of pocket expenses up to $250,000.

         (b) Each party acknowledges that the agreements contained in this
Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, each party would not have entered into this Agreement; accordingly, if a party fails promptly to pay the amount due pursuant to this Section 8.03, and, in order to obtain such payment, the other party commences an action which results in a judgment against the other party for the Termination Fee, the payor party shall pay to the payee party its costs and expenses (including attorneys' fees and expenses) in connection with such action, together with interest on the amount of the Termination Fee at the rate of six percent (6%) per annum. If any party is required to pay a Termination Fee hereunder, upon such payment, such party shall have no further liability to the other party for any breach of this Agreement resulting in the requirement to pay the Termination Fee.

                                   ARTICLE IX

                          EFFECTIVE TIME OF THE MERGER

         Upon the terms and subject to the conditions specified in this Agreement, the Merger will become effective on the day and at the time (the "Closing Date") specified in the Articles of Merger of MainSource and 1st Independence as filed with the Indiana Secretary of State (the "Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the seventh full Nasdaq trading day immediately following the date on which the last of the conditions set forth in Article VII (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, opinions and other instruments and documents) is fulfilled or waived following (a) the fulfillment of all conditions precedent to the Merger set forth in Article VIII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

                                    ARTICLE X

                                     CLOSING

         10.01. Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the "Closing") will take place at the Effective Time at a location to be reasonably determined by MainSource.

         10.02. Deliveries. (a) At the Closing, MainSource will deliver to 1st Independence the following:

         (i) the officers' certificate contemplated by
Section 7.02(g) hereof;

         (ii) copies of all approvals by government regulatory agencies necessary to consummate the Merger;

         (iii) copies of the resolutions adopted by the Board of Directors of MainSource certified by the Secretary of MainSource relative to the approval of this Agreement and the Merger;

         (iv) the tax opinion required by Sections 7.01(i) and 7.02(i) hereof; and

         (v) such other documents as 1st Independence or its legal counsel may reasonably request.

         (b) At the Closing, 1st Independence will deliver to MainSource the following:

         (i) the officers' certificate contemplated by
Section 7.01(g) hereof;

         (ii) copies of the resolutions adopted by the Board of Directors and shareholders of 1st Independence certified by the Secretary of 1st Independence relative to the approval of this Agreement and the Merger;

         (iii) the opinion required by Section 7.01(j) hereof;

         (iv) the fairness opinion required by Sections 7.01(h) and 7.02(h) hereof; and

         (v) such other documents as MainSource or its legal counsel may reasonably request.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01. Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other persons, except for Sections 5.14, 5.18, 5.19, 5.20, 6.03, 6.05, 6.06 and
11.08 hereof (which are intended for the benefit of those present and former officers and directors of 1st Independence and 1st Bank affected thereby and may be enforced by such persons).

         11.02. Waiver; Amendment. (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

         (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

         11.03. Notices. All notices, requests and other communications hereunder will be in writing (which will include telecopier communication) and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

If to MainSource:                        with a copy to (which will not
                                                     constitute notice):

MainSource Financial Group, Inc.         Krieg DeVault LLP
2105 N. State Road 3 By-Pass             One Indiana Square
Greensburg, Indiana 47240                Suite 2800
ATTN: Robert E. Hoptry, Chairman,        Indianapolis, Indiana 46204
President and Chief Executive Officer    ATTN: Karen Ball Woods
Telephone: (812) 663-6734                Telephone: (317) 238-6246
Fax: (812) 663-3220                      Fax: (317) 636-1507

If to 1st Independence or 1st Bank       with a copy to (which will not
                                                     constitute notice):

1st Independence Financial Group, Inc.    Wyatt Tarrant & Combs, LLP
8620 Biggin Hill Lane                     500 West Jefferson, Street, Suite 2800
Louisville, Kentucky 40220                Louisville, Kentucky 40202-2898
ATTN:     N. William White                ATTN:  Rick G. Alsip
President and Chief Executive Officer     Telephone: (502) 562-7298
Telephone: (502) 753-2265 x202            Fax: (502) 589-0309
Fax: (502) 753-0501

         or such substituted address or person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

         11.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

         11.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         11.06. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

         11.07. Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Decatur County, Indiana or the United States District Court for the Southern District of Indiana - Indianapolis Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

         11.08. Indemnification. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of 1st Independence or 1st Bank as provided in either of their charters or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of 1st Independence or 1st Bank described in the Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time.

         (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of 1st Independence or 1st Bank (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of 1st Independence or 1st Bank or its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         (c) MainSource shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Article. The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

         11.09. Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein. Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         11.10. Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter MainSource, 1st Independence, 1st Bank, and all the respective directors, officers and employees of MainSource, 1st Independence and 1st Bank will have no further liability with respect thereto. The covenants contained in Sections 5.09 (regarding confidentiality), 8.02, 8.03, 11.07, 11.09, 11.10 and 11.11 shall survive termination of this Agreement. The covenants contained in Sections 5.09 (regarding confidentiality), 5.14, 5.17, 6.03, 6.05, 6.06, 6.08, 6.09, 11.07, 11.08, 11.09, 11.10 and 11.11
shall survive the Effective Time.

         11.11. Expenses. Except as provided elsewhere in this Agreement (including Section 8.03 hereof), each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

         11.12. Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" will mean any day except Saturday and Sunday when MainSource Bank, in Greensburg, Indiana, a wholly-owned subsidiary of MainSource, is open for the transaction of business.

         11.13 Disclosure Schedules. The mere inclusion of an item in a party's Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party's Disclosure Schedule, any information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in such party's Disclosure Schedule unless it is reasonably apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.


                                                       [Signature Page Follow

         IN WITNESS WHEREOF, MainSource, 1st Independence and 1st Bank have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

                            MAINSOURCE FINANCIAL GROUP, INC.


                            By:      /s/ Robert E. Hoptry
                            Robert E. Hoptry, Chairman, President and Chief Executive Officer


                            1st INDEPENDENCE FINANCIAL GROUP, INC.


                            By:      /s/ N. William White
                            N. William White, President


                            1st INDEPENDENCE BANK, INC.


                            By:      /s/ N. William White
                            N. William White, President

                                    Exhibit A

                                     Form of

                                VOTING AGREEMENT

         Each of the undersigned directors of 1st Independence Financial Group, Inc. ("1st Independence") hereby agrees in his individual capacity as a shareholder to vote his shares of 1st Independence Common Stock that are registered in his personal name (and agrees to use his reasonable efforts to cause all additional shares of 1st Independence Common Stock owned jointly by him with any other person or by his spouse) in favor of the Agreement and Plan of Merger by and among 1st Independence, 1st Independence Bank, Inc. ("1st Bank") and MainSource Financial Group, Inc. ("MainSource"), dated February ___, 2008 (the "Agreement"). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of 1st Independence with the purpose of avoiding his agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, in his capacity as a director of 1st Independence or 1st Bank, to act or fail to act in accordance with his fiduciary duties in such director capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of 1st Independence or 1st Bank.

         Dated this ____ day of February, 2008.


___________________________________         ___________________________________
Matthew C. Chalfant                         Ronald L. Receveur

___________________________________         ___________________________________
Jack L. Coleman, Jr.                        W. Dudley Shryock

___________________________________         ___________________________________
Thomas Les Letton                           H. Lowell Wainwright, Jr.

___________________________________         ___________________________________
Stephen R. Manecke                          N. William White

___________________________________
Charles L. Moore II



KD_IM-1279182_1.DOC

                               Exhibit 1.01(e)(i)

                                     Form of

                               ARTICLES OF MERGER

                                       OF

                     1st INDEPENDENCE FINANCIAL GROUP, INC.
                            (A Delaware Corporation)

                                  WITH AND INTO

                        MAINSOURCE FINANCIAL GROUP, INC.
                            (An Indiana Corporation)

         In compliance with the requirements of the Indiana Business Corporation Law, as amended (the "Act"), the undersigned corporation, desiring to effect a merger, sets forth the following facts:


                                    Article I

                              SURVIVING CORPORATION

         Section 1. The corporation surviving the merger is MainSource Financial Group, Inc. (the "Surviving Corporation"). The Surviving Corporation's name has not been changed as a result of the merger, and shall remain "MainSource Financial Group, Inc."

         Section 2. The Surviving Corporation is a domestic corporation existing pursuant to the provisions of the Act, was incorporated in Indiana on March 30, 1983, and will maintain its principal office at 2105 North State Road 3 Bypass, Greensburg, Decatur County, Indiana 47240.


                                   Article II

                               MERGING CORPORATION

         The name, state of incorporation and date of incorporation of the corporation, other than the Surviving Corporation, which is a party to the merger is as follows:

                      1st Independence Financial Group, Inc.
                              (Name of Corporation)

        Delaware                                         June 7, 1995
    (State of Domicile)                             (Date of Incorporation)

                                   Article III

                                 PLAN OF MERGER

         The Plan of Merger (the "Agreement") dated February ___, 2008 by and among MainSource Financial Group, Inc., 1st Independence Financial Group, Inc. and 1st Independence Bank, Inc. contains the plan of merger of 1st Independence Financial Group, Inc., a Delaware corporation into MainSource Financial Group, Inc., an Indiana corporation, and such information as required by the Act and is set forth in Exhibit A attached hereto and made a part hereof.

                                   Article IV

                           MANNER OF ADOPTION AND VOTE

Action by Domestic Surviving Corporation

         Approval by MainSource's Shareholders of the merger contemplated by this Agreement is not required, pursuant to Section 23-1-40-3(g) of the Act.

Action by Merging Corporation

         Vote of Shareholders. With respect to 1st Independence Financial Group, Inc., the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger, and number of shares voted in favor or against or having abstained as to the merger are set forth below:

         Designation of Voting Group                           Common Stock

         Number of Outstanding Shares                           _________

         Number of Votes Entitled to be Cast                    _________

         Shares Voted in Favor                                  _________

         Shares Voted Against                                   _________

         Shares Abstained                                       _________

         The number of votes cast for approval of the Agreement by the shareholders of 1st Independence Financial Group, Inc. was sufficient for approval thereof.


                                    Article V

                                 EFFECTIVE DATE

 The effective date of the merger hereby effectuated shall be _________, 2008.

         IN WITNESS WHEREOF, the undersigned Surviving Corporation and merging corporation, by their respective Presidents, and attested by their respective Secretaries, acting for and on behalf of such companies, hereby executes these Articles of Merger on the ___ day of __________, 2008.


                                   MAINSOURCE FINANCIAL GROUP, INC.
                                   ("Surviving Corporation")


                                   By: _____________________________________
                                       Robert E. Hoptry, President


ATTEST:

MAINSOURCE FINANCIAL GROUP, INC.


By: __________________________________
       ______________, Secretary


STATE OF INDIANA           )
                                            ) SS:
COUNTY OF DECATUR          )

         The undersigned, a Notary Public in and for said County and State, hereby certifies that Robert E. Hoptry, the President of MainSource Financial Group, Inc., an Indiana corporation, the officer executing the foregoing Articles of Merger, personally appeared before me, acknowledged the execution thereof for and on behalf of such corporation, and swore or attested to the truth and accuracy of the facts and actions therein stated relating to such corporation.

         WITNESS my hand and Notarial seal this ___ day of ________, 2008.


My Commission Expires:  ___________
                                                    Notary Public -- Signature

My County of Residence:  ___________                Printed Name:

                     1st INDEPENDENCE FINANCIAL GROUP, INC.
                             ("Merging Corporation")


                                    By: _____________________________________
                                        N. William White, President


ATTEST:

1st INDEPENDENCE FINANCIAL GROUP, INC.


By: __________________________________
       ______________, Secretary


STATE OF INDIANA           )
                                            ) SS:
COUNTY OF ___________               )

         The undersigned, a Notary Public in and for said County and State, hereby certifies that N. William White, the President of 1st Independence Financial Group, Inc., a Delaware corporation, the officer executing the foregoing Articles of Merger, personally appeared before me, acknowledged the execution thereof for and on behalf of such corporation, and swore or attested to the truth and accuracy of the facts and actions therein stated relating to such corporation.

         WITNESS my hand and Notarial seal this ___ day of ________, 2008.


My Commission Expires:  ___________
                                                    Notary Public -- Signature

My County of Residence:  ___________                Printed Name:





KD_IM-1279209_1.DOC







                               Exhibit 1.01(e)(ii)

                                     Form of

                                 PLAN OF MERGER



         THIS PLAN OF MERGER ("Agreement") is made and entered into this 26th day of February, 2008 by and among MainSource Financial Group, Inc. ("MainSource" or the "Surviving Corporation"), 1st Independence Financial Group, Inc. ("1st Independence") and 1st Independence Bank, Inc. ("1st Bank").


                              W I T N E S S E T H:

         WHEREAS, MainSource is an Indiana corporation registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Greensburg, Decatur County, Indiana; and

         WHEREAS, 1st Independence is a Delaware corporation registered as a bank holding company under the BHC Act, with its principal office located in Louisville, Jefferson County, Kentucky; and

         WHEREAS, 1st Bank is a Kentucky chartered commercial bank with its principal office located in Louisville, Jefferson County, Kentucky, and is a wholly-owned subsidiary of 1st Independence; and

         WHEREAS, MainSource and 1st Independence seek to affiliate through a corporate reorganization whereby 1st Independence will merge with and into MainSource, as a result of which merger 1st Bank will become a wholly-owned subsidiary of MainSource; and

         WHEREAS, pursuant to a separate Agreement and Plan of Merger (the "Merger Agreement"), dated February 26, 2008, 1st Independence has agreed to merge with and into MainSource; and

         WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations or banks and their respective shareholders to consummate the merger provided for herein and have approved this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of 1st Independence with and into MainSource, and the mode of carrying such merger into effect as follows:


                                    ARTICLE I

                                   THE MERGER

         Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined herein), 1st Independence shall be merged with and into and under the Articles of Incorporation of MainSource (the "Merger"). MainSource shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana. At the Effective Time, the separate corporate existence of 1st Independence shall cease.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         Section 2.1 Name and Offices. Upon and following the Effective Time of the Merger, the name of the Surviving Corporation shall be MainSource Financial Group, Inc., and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the "IBCL"). The principal office of the Surviving Corporation shall be located at 2105 North State Road 3 Bypass, Greensburg, Indiana until such time as the Board of Directors designates otherwise.

         Section 2.2 Authorized Shares. The total number of shares that MainSource shall have authority to issue is 25,000,000 shares of common stock and 400,000 shares of preferred stock.

         Section 2.3 Directors of the Surviving Corporation. At the Effective Time, each person who was a director of MainSource immediately prior to the Effective Time shall continue to serve as a director of the Surviving Corporation following the Effective Time until such time as his or her successor has been duly elected and has qualified or until his or her earlier resignation, death, or removal as a director.

         Section 2.4 Officers of the Surviving Corporation. At the Effective Time, each person who was an officer of MainSource immediately prior to the Effective Time shall continue to serve as an officer of the Surviving Corporation following the Effective Time until such time as his or her successor has been duly elected and has qualified or until his or her earlier resignation, death or removal from office.

         Section 2.5       Articles of Incorporation and Bylaws.

         (a) Articles of Incorporation. The Articles of Incorporation of MainSource in existence at the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation following the Effective Time, until such Articles of Incorporation shall be amended or repealed as provided therein or by applicable law.

         (b) Bylaws. The Bylaws of the Surviving Corporation of MainSource in existence at the Effective Time shall remain the Bylaws of the Surviving Corporation following the Effective Time, until such Bylaws shall be amended or repealed as provided therein or by applicable law.

         Section 2.6 Effect of the Merger. The effect of the Merger upon consummation shall be as set forth in the Indiana Business Corporation Law, as amended.

                                   ARTICLE III

                                     CAPITAL

         Section 3.1 Manner of Conversion of Shares. Upon and by virtue of the Merger becoming effective at the Effective Time,

         (a) Each share of common stock of 1st Independence issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive $5.475 (the "Cash Consideration") and
0.881036 shares of common stock of MainSource (the "Exchange Ratio"), without par value, (collectively, the "Merger Consideration") by virtue of the Merger, without any action on the part of the holder thereof (except as provided in Section 3.5 below); and

         (b) Each holder of 1st Independence common stock who otherwise would be entitled to a fractional share of MainSource common stock shall receive an amount in cash determined by multiplying such fraction by the average per share closing prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth (5th) calendar day preceding the Effective Time (the "Average Share Price").

         Section 3.2 Effect of Conversion. At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding shares of common stock of 1st Independence ("1st Independence Certificate") shall represent only the right to receive the Merger Consideration.

         Section 3.3 Exchange of Certificate. Each holder of 1st Independence common stock shall, upon the surrender of such certificate to the Surviving Corporation for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation a certificate representing that number of whole shares of MainSource common stock that each holder of 1st Independence has the right to receive, and a check in the amount of any cash that such holder has the right to receive, including any cash in lieu of fractional share, pursuant to
Section 3.1 hereof.

         Section 3.4 Stock Options. By virtue of the Merger and without any action on the part of the holder, each outstanding option to purchase common stock of 1st Independence ("1st Independence Stock Option") which is outstanding immediately prior to the Effective Time shall be converted into and become a right to receive from MainSource, at the Effective Time, an amount in cash equal to the product of (A) the sum of (i)(x) the Cash Consideration plus (y) the product of the Average Share Price of MainSource common stock multiplied by the Exchange Ratio, less (ii) the per share exercise price for each share of 1st Independence common stock subject to such 1st Independence Stock Option, multiplied by (B) the number of shares of 1st Independence common stock subject to such 1st Independence Stock Option, and (ii) regardless of whether such calculation results in a positive or negative number, each 1st Independence Stock Option will be cancelled and shall cease to exist by virtue of such payment.

         Section 3.5 Treasury Stock. Each share of 1st Independence common stock that, immediately prior to the Effective Time, is held as treasury stock of 1st Independence or held directly or indirectly by MainSource (other than shares held by MainSource in a fiduciary capacity or in satisfaction of a debt previously contracted) shall by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor shall by virtue of the Merger be cancelled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         The obligation of MainSource and 1st Independence to consummate the Merger contemplated by this Agreement is subject to the receipt of all required approvals of the shareholders of 1st Independence and the receipt of all appropriate orders, consents, approvals and clearances from all necessary regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger, as well as the satisfaction of the conditions set forth in the Merger Agreement.

                                    ARTICLE V

                                 EFFECTIVE TIME

         Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective on the date and at the time specified in the Articles of Merger filed with the Indiana Secretary of State.

                                   ARTICLE VI

                                   TERMINATION

         Section 6.1 Manner of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time as provided in the Merger Agreement.

         Section 6.2 Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or liabilities by reason of this Agreement or the termination thereof on the part of any party hereto or their respective directors, officers, employees, agents and shareholders, except as expressly provided in the Merger Agreement, including without limitation: (i) the confidentiality provisions of the Merger Agreement; and (ii) the payment of their respective expenses, as set forth in the Merger Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         Section 7.2 Entire Agreement. This Agreement together with the Merger Agreement set forth the entire understanding of the parties hereto with respect to the subject matter and merges and supersedes all prior and contemporaneous understandings with respect to the subject matter hereof. This Agreement is delivered subject to the terms and conditions of the Merger Agreement and in the event of any conflict between the provisions of this Agreement and the provisions of the Merger Agreement, the provisions of the Merger Agreement shall control.

         Section 7.3 Notices. Any notices, request or instruction to be given hereunder to any party hereto shall be in writing and delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid to the other party hereto and marked to the attention of the Chairman of the Board or President of such party.

         Section 7.4 Amendments; Waivers. No amendments of this Agreement shall be binding unless executed in writing by all parties hereto. Any waiver of any provision of this Agreement shall be in writing, and no waiver of any provision shall be deemed a waiver of any other provision or constitute a continuing waiver.

         Section 7.5 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had ever been contained herein.

         Section 7.6 Governing Law. This Agreement has been executed and delivered in the State of Indiana and shall be construed and governed in accordance with the laws of the State of Indiana, without reference to the conflict or choice of law principles thereof.

         Section 7.7 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

                                                                 * * *

         IN WITNESS WHEREOF, MainSource Financial Group, Inc., 1st Independence Financial Group, Inc. and 1st Independence Bank, Inc. have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

                                      MainSource Financial Group, Inc.
                                      "MainSource"


                                      By:
                                      Robert E. Hoptry, President
ATTEST:


By:  _____________________________
        ___________________, Secretary


                                      1st Independence Financial Group, Inc.
                                      "1st Independence"


                                      By:
                                      N. William White, President
ATTEST:


By:  _____________________________
        ___________________, Secretary


                                     1st Independence Bank, Inc.
                                     "1st Bank


                                     By:
                                     N. William White, President
ATTEST:


By:  _____________________________
        ___________________, Secretary


KD_IM-1282368_1.DOC